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                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

                               ----------------
                                TAMBRANDS INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                TAMBRANDS INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:

  1) Title of each class of securities to which transaction applies: Common Stock, par value $0.25 per share, of Tambrands Inc.

  2) Aggregate number of securities to which transaction applies: 36,968,381 shares of Tambrands Inc. Common Stock, being the total number of shares of Tambrands Inc. Common Stock outstanding as of April 14, 1997

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $50.00

  4) Proposed maximum aggregate value of transaction: $1,848,419,050.00, determined by multiplying $50.00 per share times 36,968,381, the total number of shares of Tambrands Inc., Common Stock outstanding as of April 14, 1997

  5) Total fee paid: $369,683.81

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: $369,683.81

  2) Form, Schedule or Registration Statement No.: Schedule 14A

  3) Filing Party: Tambrands Inc.

  4) Date Filed: April 17, 1997

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

                                TAMBRANDS INC.
                            777 WESTCHESTER AVENUE
                         WHITE PLAINS, NEW YORK 10604
                                                                   May 30, 1997

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Tambrands Inc. (the "Company"), to be held at the Company's corporate headquarters, 777 Westchester Avenue, White Plains, New York, on July 2, 1997 at 9:30 a.m.

  At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 8, 1997, by and among the Company, The Procter & Gamble Company ("P&G") and C.R. MacIntosh, Inc. ("Merger Sub"), a direct or indirect wholly-owned subsidiary of P&G, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company, and the Company will become a subsidiary of P&G. If the Merger is consummated, each share of the Company's common stock, par value $0.25 per share (the "Common Stock") (other than shares of Common Stock held in the treasury of the Company or owned or held by the Company, P&G or any of their respective subsidiaries, which will be canceled without payment, and other than shares of Common Stock in respect of which dissenters' rights have been properly exercised) will be converted into the right to receive $50.00, in cash, without interest.

  Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

  In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the attached Proxy Statement, including, among other things, the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date thereof, the $50.00 in cash per share to be received by the holders of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the opinion, including information with respect to assumptions made and matters considered, is attached as Annex B to the Proxy Statement and stockholders are urged to read it in its entirety.

  Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card. Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of the Company's capital stock entitled to vote thereon and, as a result, a failure to vote will have the same effect as a vote against the Merger.

  Your continued support of and interest in Tambrands is greatly appreciated.

                                          Sincerely,

                                          /s/ Edward T. Fogarty

                                          Edward T. Fogarty
                                          Chairman, President and
                                          Chief Executive Officer

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                                TAMBRANDS INC.
                            777 WESTCHESTER AVENUE
                         WHITE PLAINS, NEW YORK 10604

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 2, 1997

                                                                   May 30, 1997

To the Stockholders of
 Tambrands Inc.:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Tambrands Inc. (the "Company") will be held at the Company's corporate headquarters, 777 Westchester Avenue, White Plains, New York, on July 2, 1997 at 9:30 a.m. for the following purposes:

    1. To consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of April 8, 1997 (the "Merger Agreement"), among the Company, The Procter & Gamble Company ("P&G") and C.R. MacIntosh, Inc., a direct or indirect wholly-owned subsidiary of P&G ("Merger Sub"), providing for the merger (the "Merger") of Merger Sub with and into the Company, pursuant to which the Company will become a wholly-owned subsidiary of P&G and as a result of which each outstanding share (other than shares of Common Stock held in the treasury of the Company or owned or held by the Company, P&G or any of their respective subsidiaries, which will be canceled without payment, and other than shares of Common Stock in respect of which dissenters' rights have been properly exercised) of common stock, par value $0.25 per share, of the Company (the "Common Stock"), will be converted into the right to receive $50.00, in cash, without interest, and to approve and adopt the Merger. A copy of the Merger Agreement is included as Annex A to the attached Proxy Statement and is incorporated herein by reference.

    2. To transact such other business as may properly be brought before the Special Meeting or at any adjournments thereof.

  The proposed Merger and other related matters are more fully described in the attached Proxy Statement and the Annexes thereto.

  The close of business on May 28, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock on the record date are entitled to vote at the Special Meeting.

  If the Merger is consummated, holders of Common Stock who comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex C to the attached Proxy Statement, will be entitled to seek an appraisal of their shares of Common Stock. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger, see "THE MERGER--Dissenters' Rights" in the accompanying Proxy Statement.

  The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Proposal.

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

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  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER
OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          By Order of the Board of Directors,

                                                SUSAN J. RILEY
                                                Senior Vice President
                                                Chief Financial Officer

May 30, 1997

                                 --IMPORTANT--

  If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to complete, sign, date and return the enclosed proxy card as soon as possible.

  If you have any questions or need further assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting the Company in soliciting proxies, at (800) 488-8075.




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

                                TAMBRANDS INC.
                            777 WESTCHESTER AVENUE
                         WHITE PLAINS, NEW YORK 10604

                               ---------------

                                PROXY STATEMENT

                               ---------------

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 2, 1997

  This Proxy Statement is being furnished to the stockholders of Tambrands Inc., a Delaware corporation ("Tambrands" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding shares of common stock, par value $0.25 per share, of the Company (the "Common Stock") for use at the Special Meeting of Stockholders to be held at the Company's corporate headquarters, 777 Westchester Avenue, White Plains, New York, on July 2, 1997 at 9:30 a.m., and at any adjournments thereof (the "Special Meeting"). This Proxy Statement and the related proxy card are first being mailed to stockholders on or about May 30, 1997.

  At the Special Meeting, holders (the "Stockholders") of the Common Stock will consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of April 8, 1997 (the "Merger Agreement"), among the Company, The Procter & Gamble Company, an Ohio corporation ("P&G"), and C.R. MacIntosh, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of P&G ("Merger Sub"), pursuant to which: (a) Merger Sub will be merged with and into the Company (the "Merger"), and the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of P&G; and (b) each share of Common Stock that is issued and outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive $50.00 in cash, without interest (the "Merger Consideration"), other than shares of Common Stock held in the treasury of the Company or owned or held by the Company, P&G or any of their respective subsidiaries, which will be canceled without payment, and other than shares of Common Stock in respect of which dissenters' rights have been properly exercised.

  Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Stockholders and the receipt of certain regulatory approvals and consents. The Special Meeting may be postponed or adjourned until the requisite vote is obtained. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived or that the Merger will be consummated. For further information concerning the terms and conditions of the Merger, see "THE MERGER--The Merger Agreement."

  A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

  THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. In reaching its determination, the Board of Directors considered, among other things, the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, as to the fairness of the $50.00 in cash to be received by the holders of shares of Common Stock pursuant to the Merger. The opinion of Morgan Stanley is included as Annex B hereto and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley. See "THE MERGER--Opinion of the Company's Financial Advisor."

  In connection with the Merger, appraisal rights will be available to those Stockholders who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"). A copy of Section 262 of the DGCL is attached as Annex C hereto. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the Merger, see "THE MERGER--Dissenters' Rights."

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                               ---------------

               The date of this Proxy Statement is May 30, 1997

                               ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   3
  The Parties..............................................................   3
  The Special Meeting......................................................   3
  The Merger...............................................................   4
  The Merger Agreement.....................................................   5
  Conditions to the Merger; Regulatory Approvals...........................   5
  Rights Agreement.........................................................   6
  No Solicitation; Fiduciary Duties........................................   6
  Termination..............................................................   6
  Fees and Expenses........................................................   7
  Interests of Certain Persons in the Merger...............................   7
  Certain Tax Consequences of the Merger...................................   8
  Dissenters' Rights.......................................................   8
  Certain Financial Information............................................   8
  Market Prices............................................................   8
VOTING AND PROXIES.........................................................   9
  Record Date; Solicitation of Proxies.....................................   9
  Vote Required............................................................   9
THE MERGER.................................................................  10
  General..................................................................  10
  Background of and Reasons for the Merger.................................  11
  Recommendation of the Board of Directors of the Company..................  13
  Opinion of the Company's Financial Advisor...............................  14
  The Merger Agreement.....................................................  16
  Interests of Certain Persons in the Merger...............................  28
  Regulatory Approvals.....................................................  29
  Certain Tax Consequences to Stockholders.................................  30
  Accounting Treatment.....................................................  31
  Dissenters' Rights.......................................................  31
  Certain Litigation.......................................................  33
SELECTED CONSOLIDATED FINANCIAL INFORMATION................................  34
MARKET PRICES AND DIVIDENDS................................................  35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  35
  Security Ownership of Directors and Executive Officers...................  35
  Other Ownership of Common Stock..........................................  37
AVAILABLE INFORMATION......................................................  38
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  38
EXPERTS....................................................................  38
INDEPENDENT PUBLIC ACCOUNTANTS.............................................  39
STOCKHOLDER PROPOSALS......................................................  39
OTHER MATTERS..............................................................  39

Annex A--Agreement and Plan of Merger, dated as of April 8, 1997, by and among The Procter & Gamble Company, C.R. MacIntosh, Inc. and Tambrands Inc.

Annex B--Opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company.

Annex C--Section 262 of the Delaware General Corporation Law.

                                    SUMMARY

  THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, IN THE ATTACHED ANNEXES AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, IN ITS ENTIRETY.

THE PARTIES

  Tambrands Inc. The Company's executive offices are located at 777 Westchester Avenue, White Plains, New York 10604, and its telephone number is (914) 696-6000.

  The Procter & Gamble Company. P&G markets more than 300 brands to nearly five billion consumers in over 140 countries. Its products fall into five business segments: laundry and cleaning, paper, beauty care, food and beverage, and health care. P&G has on the ground operations in over 60 countries and employs more than 103,000 people worldwide. In the fiscal year ending June 30, 1996, P&G had worldwide sales of more than $35 billion. The principal executive offices of P&G are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202-3315, and its telephone number is (513) 983-1100.

  C.R. MacIntosh, Inc. Merger Sub is a special purpose Delaware corporation created solely for the purpose of consummating the Merger and is a direct or indirect wholly-owned subsidiary of P&G. The principal executive offices of Merger Sub are located at c/o The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio 45202-3315, and its telephone number is (513) 983-1100.

THE SPECIAL MEETING

  Purpose of the Special Meeting; Date, Time and Place. The Special Meeting of Stockholders will be held at the Company's corporate headquarters, 777 Westchester Avenue, White Plains, New York, on July 2, 1997 at 9:30 a.m. At the Special Meeting, the holders of shares of Common Stock will consider and vote upon the approval and adoption of the Merger Agreement.

  In the Merger, each share of Common Stock issued and outstanding at the Effective Time (as defined herein), (other than shares of Common Stock held in the treasury of the Company or owned or held by the Company, P&G or any of their respective subsidiaries, which will be canceled without payment, and other than shares of Common Stock in respect of which dissenters' rights have been properly exercised) (see "Dissenters' Rights"), will be canceled, extinguished and converted automatically into the right to receive $50.00 in cash, without interest (the "Merger Consideration").

  Vote Required; Voting Procedures; Record Date. The close of business on May 28, 1997 has been fixed as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the Record Date, 36,990,124 shares of Common Stock were issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

  A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote due to the requirement of affirmative votes described in the preceding sentence.

  Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), while brokers who hold shares of Common Stock in "street name" have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Shares of Common Stock held by brokers who do not receive instructions but which are reported as "instructions withheld" will be treated as present, in person or by proxy, at the Special Meeting and counted as present for quorum purposes. Under applicable Delaware law, a failure by a broker to vote will have the effect of a negative vote on the approval and adoption of the Merger Agreement.

  It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, soliciting additional proxies in favor of approval and adoption of the Merger Agreement, one or more of the persons named as proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights of such shares as provided by the Company's By-laws and the DGCL; provided, however, that no proxy that is voted or is treated as voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked prior to such reconvened meeting. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting. See "VOTING AND PROXIES--Vote Required."

  Any Stockholder may revoke a proxy at any time before it is voted by filing with the Secretary or the Assistant Secretary of the Company, at the offices of the Company, an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be sent to Tambrands Inc., 777 Westchester Avenue, White Plains, New York 10604, attention: Secretary or Assistant Secretary. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. See "VOTING AND PROXIES."

  In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus expenses. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor, except that if the Merger Agreement is terminated under circumstances in which the Company is not required to reimburse P&G for its expenses, then P&G will reimburse the Company for the filing fees payable to the Securities and Exchange Commission (the "SEC") relating to this Proxy Statement. See "VOTING AND PROXIES" and "THE MERGER--The Merger Agreement--Fees and Expenses."

THE MERGER

  Recommendation of the Board of Directors and Reasons for the Merger. The Board of Directors of the Company, at a special meeting held on April 8, 1997, unanimously approved the Merger Agreement and directed that the Merger Agreement be submitted to the holders of Common Stock for approval and adoption. The Board of Directors has determined that the Merger is fair to and in the best interests of the Company and its Stockholders, and recommends that the Stockholders vote FOR approval and adoption of the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Company's Board of Directors considered a number of factors. For a discussion of the factors considered by the Board in reaching its determination, see "THE MERGER-- Background and Reasons for the Merger" and "--Recommendation of the Board of Directors of the Company."

  Opinion of the Company's Financial Advisor. Morgan Stanley has delivered its written opinion to the Board of Directors of the Company that, as of the date thereof, the $50.00 per share in cash to be received by the holders of shares of Common Stock in the Merger is fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, which sets forth information with respect to assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Stockholders are urged to, and should, read such opinion in its entirety. See "THE MERGER--Opinion of the Company's Financial Advisor."

  Accounting Treatment. The Merger will be treated as a "purchase" for accounting purposes.

THE MERGER AGREEMENT

  Effective Time of the Merger; Payment for the Common Stock. As soon as practicable after the satisfaction or waiver of the conditions set forth in
Article 9 of the Merger Agreement, the Company and Merger Sub will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The date and time of the filing of the Certificate of Merger with the Delaware Secretary of State (or such later time as is agreed to in writing by the parties to the Merger Agreement and is specified in the Certificate of Merger) will be the "Effective Time."

  Detailed instructions with regard to the surrender of certificates formerly evidencing shares of Common Stock, to be accompanied by a letter of transmittal, will be forwarded to holders of such certificates as promptly as practicable following the Effective Time by a paying agent to be designated by P&G (and reasonably satisfactory to the Company) in accordance with the Merger Agreement (the "Paying Agent"). Payment will be made to such former holders of shares of Common Stock as promptly as practicable following receipt by the Paying Agent of certificates formerly evidencing their shares of Common Stock and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates.

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

  The obligations of P&G, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including obtaining requisite Stockholder and certain regulatory approvals and the absence of a material adverse change affecting the Company.

  One of the conditions to the Merger is expiration or termination of the waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Another is the making of antitrust filings and the obtaining of antitrust consents, and the expiration of waiting periods, under non-U.S. antitrust laws, to the extent that the failure to make or obtain such filings or consents or of the waiting period to have expired is reasonably likely to have a material adverse effect on Tambrands or on its business in certain jurisdictions.

  Other conditions include those relating to: representations or warranties made by Tambrands in the Merger Agreement; the compliance by Tambrands with its obligations under the Merger Agreement; the resolution to P&G's reasonable satisfaction of certain non-compete provisions; the absence of any change by the Company's Board of Directors in its recommendation of the Merger; and the absence of any pending or threatened governmental litigation related to the Merger which challenges the Merger or which is reasonably likely to have a material adverse effect on the business of the Company or P&G in certain jurisdictions. See "THE MERGER--The Merger Agreement--Conditions to the Merger", "--Certain Additional Conditions" "--Conduct of Business Pending Merger," "--Other Agreements" and "--Regulatory Approvals."

RIGHTS AGREEMENT

  The Company has amended the Rights Agreement, dated as of October 24, 1989 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as rights agent, to make the Rights Agreement inapplicable to P&G and the Merger through the Effective Time and to provide that the rights to purchase Common Stock pursuant to the Rights Agreement will expire and be canceled immediately prior to the Effective Time without payment.

NO SOLICITATION; FIDUCIARY DUTIES

  The Company has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors to the Company or its Stockholders after consultation with outside counsel to the Company, participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any corporation, partnership, person or other entity or group (other than P&G or any affiliate or associate of P&G) concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or any division of any thereof (an "Alternative Proposal"), and, except as contemplated by the Merger Agreement, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing; provided, however, that nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or from making such disclosure to the Stockholders which, in the judgment of the Board of Directors with the advice of outside counsel, may be required under applicable law. The Company will promptly notify P&G if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company, and will promptly communicate to P&G the terms of any proposal or inquiry which it may receive in respect of any such transaction. See "THE MERGER--The Merger Agreement--No Solicitation; Fiduciary Duties."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective
Time:

    (i) by mutual consent of the parties;

    (ii) by P&G or the Company if (A) the Stockholders shall have voted on and not approved the Merger, (B) the Merger shall not have occurred by September 30, 1997 (unless extended), or (C) consummation of the Merger is barred by law or by final court order;

    (iii) by P&G under certain circumstances if (A) Tambrands' Board of Directors, in the exercise of its fiduciary duties, withdraws or modifies its approval of the Merger, or recommends any Alternative Proposal or (B) upon the failure of any condition set forth in paragraphs (e) (except as it relates to a breach of the Company's representations and warranties with respect to non-competition agreements), (f) and (g) described herein under "THE MERGER--The Merger Agreement--Certain Additional Conditions"; or

    (iv) by the Company, before Stockholder approval of the Merger and subject to certain limitations, if the Board of Directors of the Company terminates the Agreement, in the exercise of its fiduciary duties, in connection with a superior Alternative Proposal.

  See "THE MERGER--The Merger Agreement--Termination."

FEES AND EXPENSES

  Under the Merger Agreement, Tambrands is required to pay to P&G a fee of $50 million (less the amount of reimbursable expenses described under "THE MERGER-- The Merger Agreement--Fees and Expenses"), if the Merger Agreement is terminated:

    (a) by Tambrands in connection with a superior Alternative Proposal under the circumstances described in paragraph (d) under "THE MERGER--The Merger Agreement--Termination",

    (b) by P&G because the Board of the Company has withdrawn or amended its recommendation of the Merger or recommended an Alternative Proposal, except as a result of P&G's willful breach of its representations, warranties or obligations under the Merger Agreement, or

    (c) by P&G if the Stockholders have not approved the Merger at the Special Meeting, provided that (x) prior to the failure of the Stockholders to approve the Merger, an Alternative Proposal with another party shall have been publicly announced or known and (y) during the term of the Merger Agreement or within six months after termination of the Merger Agreement, the Board of the Company approves an Alternative Proposal with another party or enters into an agreement with another party.

  Each party is to pay its own costs and expenses, except that the Company shall reimburse P&G for reasonable out-of-pocket expenses in connection with the Merger, not to exceed $10 million, if the Merger Agreement is terminated under certain circumstances, including those in which the fee referred to in the previous paragraph would become payable, and also if the Merger Agreement is terminated by P&G due to the failure to satisfy the condition relating to the accuracy of the Company's representations and warranties and the performance by the Company of its obligations as described in paragraph (e) under "THE MERGER--The Merger Agreement--Certain Additional Conditions". If the Merger Agreement is terminated under circumstances in which the Company is not required to reimburse P&G for expenses, then P&G will reimburse the Company for $1 million plus the filing fees payable to the SEC relating to this Proxy Statement. See "THE MERGER--The Merger Agreement--Fees and Expenses."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Each of the executive officers is a party to an agreement that will assure such officer continued employment for a period of two years following the Effective Time, or, if any such executive officer's employment is involuntarily or constructively terminated within such two years following the Effective Time, a minimum amount of severance payable in a lump sum. Each such agreement also provides that the Company will make additional payments, if and as necessary, to compensate an affected executive for any additional taxes that may become payable by reason of the imposition of the so-called golden parachute excise tax.

  A number of the Company's employee benefit plans and programs have provisions that will provide for accelerated vesting of outstanding rights and awards, and/or enhanced benefits to the participants in such programs, including the executive officers. Two of the Company's directors will vest in their stock units upon the Effective Time under such a provision. In addition, under certain bonus arrangements, each of the executive officers will be entitled to receive certain additional compensation for 1997 based on the performance of the Company, but subject to a minimum payment based on a pro-rated portion of the annual target bonus that otherwise would have been payable to each such officer under the Company's Annual Incentive Plan. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN TAX CONSEQUENCES OF THE MERGER

  The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, foreign and other taxes. See "THE MERGER--Certain Tax Consequences to Stockholders."

DISSENTERS' RIGHTS

  Subject to compliance with the procedures set forth in Section 262 of the DGCL, the full text of which is included as Annex C to this Proxy Statement, Stockholders are entitled to appraisal rights in connection with the Merger. Any demand for appraisal must be made prior to the Stockholder vote on the Merger Agreement at the Special Meeting. Holders of shares of Common Stock who, prior to the Stockholder vote on the Merger Agreement at the Special Meeting, properly demand and perfect their right to appraisal of such shares (and do not withdraw such demand or lose such right) and who do not vote in favor of the approval and adoption of the Merger Agreement, will have the right to obtain a cash payment for the "fair value" of such shares (excluding any element of value arising from the accomplishment or expectation of the Merger), together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Common Stock. See "THE MERGER--Dissenters' Rights."

CERTAIN FINANCIAL INFORMATION

  See "SELECTED CONSOLIDATED FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" for certain financial information with respect to the Company and its subsidiaries.

MARKET PRICES

  Shares of Common Stock are listed and traded on the NYSE. On April 8, 1997, the date preceding public announcement of the signing of the Merger Agreement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $48 1/8, $45 1/8 and $46 1/8, respectively. On May 28, 1997, the latest practicable trading day before the printing of this Proxy Statement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $48 1/4, $47 7/8 and $48 1/8, respectively.

                              VOTING AND PROXIES

  This Proxy Statement is being furnished to Stockholders in connection with the solicitation of proxies by or on behalf of the Board of Directors for use at the Special Meeting.

RECORD DATE; SOLICITATION OF PROXIES

  The close of business on May 28, 1997 has been fixed as the Record Date for the determination of Stockholders entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 36,990,124 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. Holders of shares of Common Stock are entitled to one vote at the Special Meeting for each share of Common Stock held of record by them at the Record Date.

  In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor, except that if the Merger Agreement is terminated under circumstances in which the Company is not required to reimburse P&G for its expenses, P&G will reimburse the Company for the SEC filing fee relating to this Proxy Statement. The Company's proxy solicitor, D.F. King & Co., Inc. ("D.F. King"), has agreed to assist the Company in connection with the tabulation of proxies. Pursuant to the Company's agreement with D.F. King, D.F. King will provide various proxy services for the Company in connection with the Special Meeting at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed to D.F. King by telephone at (800) 488-8075.

VOTE REQUIRED

  A majority of the outstanding shares of Common Stock entitled to vote as of the Record Date, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of a majority of the shares of outstanding Common Stock as of the Record Date is required for approval and adoption of the Merger Agreement. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote due to the requirement of affirmative votes described in the preceding sentence.

  Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting.

  Under the rules of the NYSE, while brokers who hold shares of Common Stock in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Shares of Common Stock held by brokers who do not receive instructions but which are reported as "instructions withheld" will be treated as present, in person or by proxy, at the Special Meeting and counted as present for quorum purposes. Under applicable Delaware law, a failure by a broker to vote will have the effect of a negative vote on the approval of the Merger Agreement.

  Under the Company's By-laws, the business which may be transacted at the Special Meeting is limited to the purpose stated in the Notice of Meeting. Accordingly, it is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, soliciting additional proxies in favor of approval and adoption of the Merger Agreement, one or more of the persons named as proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights of such shares as provided by the Company's By-laws and the DGCL; provided, however, that no proxy that is voted or is treated as voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked prior to such reconvened meeting. The grant of a proxy will also confer discretionary authority on the persons named as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

  Any holder of shares of Common Stock may revoke a proxy at any time before it is voted by filing with the Secretary or the Assistant Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be sent to Tambrands Inc., 777 Westchester Avenue, White Plains, N.Y. 10604; Attention: Secretary or Assistant Secretary. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  Holders of shares of Common Stock have the right to demand appraisal rights in connection with the Merger and, subject to certain conditions provided under the DGCL, to receive payment for the fair value of such shares. See "THE MERGER--Dissenters' Rights."

  The Merger Agreement to be considered at the Special Meeting involves a matter of great importance to the Stockholders. Accordingly, holders of shares of Common Stock are urged to read and carefully consider the information presented in this Proxy Statement and are urged to complete, date, sign and promptly return the enclosed proxy card in the accompanying prepaid envelope.

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

                                  THE MERGER

GENERAL

  The following information with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex A. The Merger Agreement sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is approved and adopted by the holders of a majority of the outstanding shares of Common Stock at the Special Meeting, and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated and Merger Sub will merge with and into the Company at the Effective Time. The Company will be the Surviving Corporation in the Merger.

  Pursuant to the Merger, each share of Common Stock issued and outstanding at the Effective Time, other than shares of Common Stock held in the treasury of the Company or owned or held by the Company, P&G or any of their respective subsidiaries, which will be canceled without payment, and other than shares of Common Stock in respect of which dissenters' rights have been properly exercised, will be canceled, extinguished and converted automatically into the right to receive the Merger Consideration. As a result of the Merger, holders of shares of Common Stock will cease to have an equity interest in, or possess any rights as stockholders of, the Surviving Corporation.

  Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding Option (as defined below), whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration per share of Common Stock over the per share exercise price of such Option, without interest. As used in the Merger Agreement, an "Option" refers to each option outstanding immediately prior to the Effective Time under any Company stock option plan.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background. The terms of the Merger Agreement are the result of arm's-length negotiations between representatives, legal advisors and financial advisors of the Company and of P&G. The following is a brief discussion of the background of those negotiations.

  In December 1996, the Company's Board of Directors completed a detailed review of the Company's strategic plan. The Board concluded that the Company had a sound and achievable plan for future growth in revenues and earnings as a stand-alone company, given, among other things, the strength of the Company's brand name. The Board also believed, however, that the Company was likely to be worth more as part of a larger multinational organization which could realize synergies in distributing the Company's products with its own products, and which would be well equipped to make the significant investment necessary to increase the development of new products and the distribution of the Company's products globally.

  Morgan Stanley, which has been the Company's financial advisor for several years, advised the Board that a sale of the Company was likely to be the best way to maximize value for Stockholders. This advice was based on historical and projected financial information provided by the Company, which indicated, based on certain assumptions, modest growth in revenues and net income over the next several years, as well as the fact that a sale to a major consumer products company was likely to result in significant synergies. Morgan Stanley also advised that the Company should be worth more to a strategic buyer who could realize appreciable synergies through a business combination with the Company, than to a financial buyer, and that the number of companies likely to be interested in a business combination with the Company was probably limited, given among other things the Company's size, the goodwill that could be associated with an acquisition, and the nature of its products and markets. The Board on December 19, 1996 authorized Morgan Stanley to contact another company, which the Company and Morgan Stanley believed was likely to have a strategic interest in exploring the possibility of a business combination with the Company, to see if that company were interested in acquiring the Company.

  The other company entered into a confidentiality agreement with the Company and, during late December and the first half of January, met with representatives of the Company and conducted a due diligence review of the Company. The other company thereafter advised Morgan Stanley and the Company that it had decided not to make an offer for the Company at that time.

  On January 28, 1997, the Board authorized Morgan Stanley to contact P&G. Morgan Stanley did so on February 4, 1997. P&G on February 7 advised Morgan Stanley that it was interested in considering a possible business combination with the Company and in undertaking a due diligence review of the Company for that purpose.

  On February 19, P&G entered into a confidentiality agreement with the Company. Representatives of P&G thereafter undertook an initial due diligence review of certain aspects of the Company's business. On March 11, representatives of P&G advised representatives of the Company that P&G's board had authorized continued exploration of the possibility of a mutually agreeable business combination with the Company. This was reported to the Company's Board at an informational Board meeting on March 14. Representatives of P&G in the following weeks undertook an extensive business and documentary due diligence review of the Company.

  On March 28, counsel to P&G delivered to the Company's counsel a draft of a merger agreement. Representatives of the parties discussed the draft agreement in person and by telephone from April 1 through April 8. The draft Merger Agreement contemplated the acquisition of the Company by P&G in a one-step merger but gave P&G the option, prior to consummation of the merger, of effecting the acquisition in two steps, namely, the commencement of a tender offer (the "Offer") for all outstanding shares of Common Stock followed by a second step cash merger at the same price per share for shares of Common Stock not acquired in the Offer.

  The initial draft of the contract contemplated that the Company would not be permitted to pay any dividends between signing and closing, and also contemplated that P&G would receive an option to buy shares of Common Stock. On April 2, representatives of P&G indicated that, if a mutually acceptable contract were negotiated, P&G would be prepared to pay $48 per share for the Company. P&G proposed at that time to drop its request for an option on shares of Common Stock, and that the termination fee be $75 million. After negotiations, P&G agreed to increase the proposed purchase price to $50 per share, to permit the Company to continue to pay regular quarterly dividends of $.46 per share pending closing of the Merger, and to reduce the amount of the termination fee to $50 million.

  On April 3, in a telephone conversation between John E. Pepper, Chairman and Chief Executive of P&G, and Edward T. Fogarty, Chairman, President and Chief Executive Officer of the Company, Mr. Pepper indicated that P&G was not prepared to pay more than $50 per share. Mr. Pepper noted his belief that it was a very fair price, particularly in light of the investments P&G believed to be necessary to realize the Company's full potential. In a telephone conversation later that day between the parties' financial advisers, P&G's financial adviser also said that P&G was not prepared to increase the proposed per share price. In a call from Mr. Pepper to Mr. Fogarty on Friday, April 4, Mr. Pepper noted that $50 per share represented a substantial premium over the price at which the Company's shares of Common Stock had been trading when the Company had contacted P&G in February. (On February 3, 1997, the day before a representative of the Company contacted P&G, the closing price of the Company's shares of Common Stock was $41.50).

  Also on Friday, April 4, 1997, at a special meeting of the Board, the Board reviewed the status of discussions with P&G and were advised of the negotiations with P&G as to the price and structure of the transaction.

  Final contract negotiations continued during the night of April 7 and through the day of April 8. On the afternoon of April 8, the Company was informed that P&G's board of directors had approved the proposed transaction, and that P&G was formally offering to acquire the Company for $50 per share pursuant to the proposed Merger Agreement. Also on the afternoon of April 8, the Board of the Company met to review P&G's offer and the definitive Merger Agreement. At the meeting, the Board reviewed in detail the offer from P&G, the terms of the Merger Agreement, regulatory issues raised by the transaction, and the Company's operating results, and received a presentation from Morgan Stanley as to the financial terms of the transaction. Morgan Stanley advised the Board, orally and later that day in writing, that it was of the opinion that the consideration to be received by holders of shares of Common Stock in the Merger was fair from a financial point of view to such holders. See "Opinion of the Company's Financial Advisor" and Annex B (which is the full text of Morgan Stanley's opinion, and which sets forth information with respect to assumptions made, matters considered and limitations on the review undertaken in connection with the opinion). The Board then unanimously approved and adopted the Merger Agreement, determined that the terms of the Merger and the Merger Agreement were fair and in the best interests of the Stockholders, and recommended that the Stockholders approve the Merger and approve and adopt the Merger Agreement.

  The Merger Agreement was signed on the evening of April 8, 1997. A press release announcing the signing of the Merger Agreement was issued on the morning of April 9, 1997.

  Reasons for the Merger. In determining to approve the Merger and the Merger Agreement and to recommend that Stockholders approve the Merger and the Merger Agreement, the Board of Directors considered a number of factors, including the following:

    (i) historical trading prices for shares of Common Stock, the price per share offered by P&G, and the fact that such price represented a premium of more than 8% over the closing market price per share of Common Stock on April 8, 1997, the last trading day before announcement of the Merger and of more than 20% over the closing market price per share of Common Stock on February 3, 1997, the day before a representative of the Company first contacted P&G;

    (ii) information regarding the Company's strategic plan, the earnings achievable under that plan, the risks and uncertainties in achieving that plan, and the fact that P&G was able to pay more for the Company than the trading value of the shares of Common Stock as a stand-alone company, because of the greater earnings that should be achievable by P&G from the Company's business, in light of the likely synergies from the business combination;

    (iii) the inherent risks to the Company in being a company that is essentially a maker of one line of closely related products;

    (iv) the fact that, although the Company is by far the largest seller of tampons in the United States, its share of the tampon market in the United States has declined over the past several years;

    (v) P&G's business reputation and global activities, together with its distribution capabilities, which the Board believed place P&G in a strong position to optimize the value of the Company's business and to reflect that value in the price paid to Stockholders in the Merger;

    (vi) P&G's financial strength and the fact that the Merger is not conditioned on the availability of financing;

    (vii) the fact that the other company that had undertaken a due diligence investigation of the Company in December and January had declined to submit an offer to acquire the Company;

    (viii) the risk, including antitrust regulatory risk, that the Merger would not be consummated, and the possible damage to the Company if that were to be the case;

    (ix) the terms and conditions of the Merger Agreement, including the ability of the Company (if required in the exercise of the directors' fiduciary duties to the Company or its Stockholders after consultation with outside counsel) to engage in discussions and to provide information to other companies with respect to an alternative business combination proposal, and the ability of the Company prior to Stockholder approval of the Merger to terminate the Merger Agreement and to enter into an agreement with another buyer if the Company's directors determine the alternative transaction represents a superior transaction to Stockholders, and also determine that failure to terminate the Merger Agreement would be inconsistent with their fiduciary duties to Stockholders, and if the Company has paid the termination fee and expenses provided in the Merger Agreement;

    (x) the fact that the Merger Agreement requires the approval of holders of a majority of the Common Stock; and

    (xi) the opinion of Morgan Stanley that, as of April 8, 1997, based on and subject to certain matters set forth in the opinion, the $50 in cash per share to be received by the holders of the Common Stock in the Merger is fair to such holders from a financial point of view.

  Based on this analysis, the Company's Board unanimously determined that the Merger is fair to, and in the best interests of, the Stockholders. The foregoing discussion of the information and factors considered by the Company's Board is not intended to be exhaustive, and such information and factors were considered collectively by the Company's Board in connection with its review of the Merger Agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the Merger, the Company's Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Company's Board may have given different weights to different factors. For a discussion of the interests of certain members of the Company's management and directors in the Merger, which interests were considered by the Company's Board, see "Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

  The Board of Directors of the Company has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Company and its Stockholders and has unanimously approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  The Company retained Morgan Stanley to act as its financial advisor in connection with the Merger and related matters based upon Morgan Stanley's qualifications, experience and expertise. At the April 8, 1997 meeting of the Board of Directors, Morgan Stanley rendered to the Company's Board of Directors an oral opinion, confirmed in writing as of such date, to the effect that, as of such date and based on and subject to certain matters stated therein, the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Common Stock.

  THE FULL TEXT OF THE MORGAN STANLEY OPINION DATED APRIL 8, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE COMPANY'S BOARD OF DIRECTORS AND ADDRESSES THE FAIRNESS OF THE CONSIDERATION PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF COMMON STOCK AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections prepared by the management of the Company; (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Common Stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company and P&G and their financial and legal advisors; (ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

  In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from a broad number of parties with respect to the acquisition of the Company.

  The following is a brief summary of the analyses performed by Morgan Stanley and reviewed with the Company's Board of Directors in connection with the preparation of the Morgan Stanley opinion dated April 8, 1997 and with its oral presentation to the Company's Board of Directors on such date.

  Historical Public Market Stock Performance. Morgan Stanley's analysis of the Common Stock consisted of a review of the closing price of the shares of the Common Stock for the latest twelve months ("LTM"), historical and forward trading multiples and market value of the Company. The stock performance review indicated that for the LTM ended April 7, 1997, the high and low closing prices for the Common Stock were $50.25 and $36.63, respectively. Morgan Stanley observed that the consideration payable pursuant to the Merger of $50.00 per share of Common Stock represented a premium of 36.5% to the LTM low closing price, and a discount of 0.5% to the LTM high closing price.

  Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to determine a range of present values per share of Common Stock based on certain financial projections prepared by management of the Company for the fiscal years 1997 through 2002. Morgan Stanley discounted the unlevered free cash flows of the Company (net income available to Stockholders plus depreciation and amortization plus deferred taxes plus after-tax net interest expense less capital expenditures less investment in working capital plus or minus any other changes in liabilities or assets) over the forecast period at a range of discount rates of 12.5% to 13.5%, which Morgan Stanley viewed as the estimated weighted average cost of capital range for the Company. The present value of such free cash flows was then added to the present value of the Company's terminal value, computed using a range of terminal earnings before interest and taxes ("EBIT") multiples from 11.0x to 13.0x (implying a 5.8% to 6.9% perpetual growth rate of free cash flows) and discounted at the aforementioned range of discount rates. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated a range of per share values for the Company of between $44.62 and $50.77.

  Comparable Company Trading Analysis. Morgan Stanley performed a comparable company trading analysis pursuant to which it compared certain publicly available financial and operating data, projections of future financial performance and market statistics (based upon closing stock prices on April 7, 1997) of Carter Wallace Incorporated, Colgate Palmolive Company, Dial Corporation, Gillette Company, Kimberly-Clark Corporation, Playtex Products Incorporated and P&G (the "Selected Comparable Companies"). Morgan Stanley compared (i) the closing stock price of the Selected Comparable Companies as a multiple of estimated 1997 earnings per share ("EPS") based upon information from Institutional Brokers Estimate System ("I/B/E/S") and (ii) the closing stock price of the Selected Comparable Companies as a multiple of estimated 1997 EPS divided by the five year estimated I/B/E/S growth rate.

  For the Selected Comparable Companies, such analysis indicated: (i) median price to estimated 1997 EPS multiple of 20.0x and (ii) median price to estimated 1997 EPS divided by the five year estimated I/B/E/S growth rate of 1.5x. Morgan Stanley noted that, as of April 7, 1997, the Company was trading within the range of the Selected Comparable Companies based on its median price to estimated 1997 EPS of 18.2x, and above the range of the Selected Comparable Companies based on its median price to estimated 1997 EPS divided by the five year estimated I/B/E/S growth rate of 2.1x.

  Precedent Transaction Analysis. Morgan Stanley reviewed certain publicly available information regarding transactions from 1988 to 1996 involving the acquisition of companies determined by Morgan Stanley to be comparable to the Company. For each transaction Morgan Stanley calculated and analyzed where available a variety of acquisition multiples, but focused its analysis on (i) the equity value as a multiple of LTM earnings and (ii) the aggregate value as a multiple of LTM sales. In these transactions, Morgan Stanley observed a wide dispersion of multiples of equity value to LTM earnings and multiples of aggregate value to LTM sales. However, the majority of the applicable transactions were within a range of 2x to 3x LTM sales and 20x to 30x LTM earnings. Morgan Stanley noted that the multiples of LTM sales and earnings of 3.0x and 22.3x, respectively, implied by the consideration pursuant to the Merger falls within both of these ranges. Morgan Stanley also observed that the Merger represents a premium to the Common Stock's market price approximately two months prior to April 7, 1997 of 20.5%.

  No company used as a comparison in the comparable companies analysis is identical to the Company, and no transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the comparable companies and the comparable transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the Company's business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and the prospects of the Company or the industry or in financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual sale of the Company.

  In performing its analyses, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the Company's business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in financial markets in general. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration pursuant to the Merger from a financial point of view to the holders of shares of Common Stock and were provided to the Company's Board of Directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold.

  As described above, the Morgan Stanley opinion, including Morgan Stanley's presentation to the Company's Board of Directors, was one of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Merger. Consequently, the Morgan Stanley analysis described above should not be viewed as determinative of the opinion of the Company's entire Board of Directors or the view of management with respect to the value of the Company.

  The Company's Board of Directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of the Company and P&G. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to the Company and to P&G and have received customary fees for the rendering of those services.

  Pursuant to a letter agreement dated December 10, 1996, the Company has agreed to pay Morgan Stanley (i) an advisory fee estimated to be between $100,000 and $300,000 which is payable if the Merger is not consummated and
(ii) a transaction fee equal to $8.09 million which is payable upon consummation of the Merger. Any advisory fee paid will be credited against the transaction fee. In addition to the foregoing compensation, the Company has agreed to reimburse Morgan Stanley for its expenses, including fees and expenses of its counsel should they be engaged, and to indemnify Morgan Stanley for certain liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which is attached hereto as Annex A. The summary of the Merger Agreement contained herein is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully.

  Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms (and subject to the conditions) set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease, and the Company shall be the Surviving Corporation and shall be a wholly owned subsidiary of P&G. As a result of the Merger, each share of common stock, par value $1.00 per share, of Merger Sub outstanding immediately prior to the Effective Time, shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Company (sometimes hereinafter referred to as the "Surviving Corporation"). As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held in the treasury of the Company or owned or held by the Company, P&G or any of their respective subsidiaries, which will be canceled without payment, and other than shares of Common Stock in respect of which dissenters' rights have been properly exercised) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration or, with respect to Common Stock held by Stockholders who perfect appraisal rights under Delaware law, payment of the appraised value of such shares. The Merger Agreement provides that (subject to the provisions of the Merger Agreement) the closing of the Merger shall occur as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in Article 9 of the Merger Agreement.

  Treatment of Stock Options. The Merger Agreement provides that all options (individually, an "Option" and collectively, the "Options") under the Company's stock option plans outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. All amounts payable in respect of Options shall be subject to all applicable withholding of taxes. The Company has agreed to use its reasonable best efforts to obtain all necessary consents of the holders of Options to the cancellation of the options in accordance with the Merger Agreement.

  The Offer. Subject to the provisions of the Merger Agreement, P&G has the option, but not the obligation, at any time prior to the mailing of the Proxy Statement to the Stockholders pursuant to the Merger Agreement and provided Merger Sub has given the Company at least five business days' prior written notice thereof, to cause Merger Sub to commence, within the meaning of Rule 14d-2 under the Exchange Act, an offer to purchase all of the outstanding shares of Common Stock, together with the associated rights to purchase Common Stock pursuant to the Rights Agreement, at a price per share equal to the Merger Consideration, net to the seller in cash (the "Offer"). P&G intends to cause the Offer to be commenced if P&G concludes that it is reasonably likely that the Offer can be completed before the Closing of the Merger. If Merger Sub so commences the Offer, the obligation of Merger Sub to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions to the Offer below.

  If Merger Sub commences the Offer, without prior written consent of the Company, Merger Sub has agreed not to (i) waive the Minimum Condition (as defined under Certain Additional Conditions below), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend or modify any term or condition of the Offer in any manner adverse to the holders of shares of Common Stock. Notwithstanding anything in the Merger Agreement to the contrary, Merger Sub may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (A) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived; (B) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; (C) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (D) if all of the Offer conditions are satisfied or waived but the number of shares of Common Stock tendered is less than 90% of the then outstanding number of shares of Common Stock, for an aggregate period of not more than 10 business days (for all such extensions under this clause (D)) beyond the latest expiration date that would be permitted under clause (A), (B) or (C) of this sentence. If the Offer has been commenced, P&G has agreed that, so long as the Merger Agreement is in effect and the Offer conditions have not been satisfied or waived, P&G will cause Merger Sub to cause the Offer not to expire.

  Board Representation. The Merger Agreement provides that, promptly upon the purchase of shares of Common Stock pursuant to the Offer (if any), P&G shall be entitled to designate such number of directors, rounded up to the next whole number, as will give P&G representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and
(ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or P&G or any affiliate bears to the number of shares of Common Stock outstanding, and the Company will, upon request by P&G, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable P&G's designees to be elected to the Board of Directors and will cause P&G's designees to be so elected; provided, however, that until the Effective Time, the Board of Directors will have at least one director not designated by P&G (a "Continuing Director"). At the request of P&G, the Company will use its reasonable best efforts to cause such individuals designated by P&G to constitute the same percentage of (i) each committee of the Board of Directors, (ii) the board of directors of each subsidiary of the Company, and (iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act.

  Following the election or appointment of P&G's designees pursuant to the preceding paragraph and prior to the Effective Time, the approval of a majority of the Continuing Directors will be required to authorize (and such authorization will constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, will be required to authorize) any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of P&G or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company.

  Stockholders Meeting. The Merger Agreement provides that, if required by applicable law, the Company, acting through the Board of Directors, shall (i) call a meeting of the Stockholders for the purpose of voting on the Merger,
(ii) hold such meeting of the Stockholders as soon as practicable following the date of the Merger Agreement and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to the Stockholders the approval of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Merger Sub, or any other direct or indirect subsidiary of P&G, shall acquire at least 90% of the outstanding shares of Common Stock pursuant to the Offer, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of Stockholders, in accordance with Section 253 of the DGCL.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company, subject to exceptions, with respect to, among other things, (i) the due incorporation, good standing, qualification, corporate power and authority of the Company and its significant subsidiaries; (ii) the due authorization, execution, and delivery of the Merger Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iii) compliance with laws; (iv) capitalization; (v) subsidiaries; (vi) consents and approvals and absence of any violations, breaches or defaults; (vii) compliance with the Securities Act of 1933, as amended and the Exchange Act, in connection with documents filed by the Company with the SEC since December 31, 1994; (viii) pending or (to the knowledge of the Company) threatened litigation which individually or in the aggregate would have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company and its subsidiaries taken as a whole ("Material Adverse Effect") and governmental investigations; (ix) certain changes since December 31, 1996; (x) certain tax matters; (xi) certain employee benefit and ERISA matters; (xii) certain labor and employment matters; (xiii) brokers or finders fees; (xiv) receipt of a fairness opinion; (xv) maintenance of certain licenses and permits; (xvi) certain environmental matters; (xvii) material contracts; (xviii) intellectual property rights; (xix) required vote of Stockholders; and
(xx) absence of any material misstatement or omission.

  P&G and Merger Sub have also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing, corporate power and authority of P&G and Merger Sub; (ii) the due authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) consents and approvals and absence of any violation, breach or default; (iv) sufficiency of funds available to P&G and Merger Sub for the consummation of the Offer and the Merger; and (v) brokers and finders fees.

  Conduct of Business Pending Merger. The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless P&G has consented in writing thereto, the Company will, and will cause each of its subsidiaries to: (i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and all other persons having business relationships with it; (iii) promptly notify P&G upon becoming aware of any material breach of any representation, warranty or covenant contained in the Merger Agreement or the occurrence of any event that would cause any such representation, warranty or covenant no longer to be true and correct in all material respects or any breach of the representations and warranties with respect to contracts containing covenants by the Company or any subsidiary restricting its ability or the ability of any of its affiliates or any of its subsidiaries to compete; (iv) promptly deliver to P&G true and correct copies of any document filed with the SEC subsequent to the date of the Merger Agreement, and any internal monthly reports prepared for or delivered to the Board of Directors after the date of the Merger Agreement; and (v) deliver monthly consolidated financial statements for the Company and its subsidiaries.

  The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless P&G has consented in writing thereto, the Company shall not, and shall not permit any of its subsidiaries to: (i) amend its charter or by-laws; (ii) issue, sell, pledge, or otherwise dispose of any shares of, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire or with respect to, capital stock of the Company or its subsidiaries; (iii) effect any split, combination, reclassification or similar transaction; (iv) grant or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan or restricted stock plan; (v) declare or pay any dividend (other than regular quarterly cash dividends at a rate not in excess of $.46 per Share); (vi) redeem or otherwise acquire any share of its capital stock; (vii) sell, lease or otherwise dispose of any of its property, business or assets; (viii) settle or compromise certain pending or threatened litigation without P&G's consent (which consent will not be unreasonably withheld or delayed); (ix) make any loan to or investments in any person; (x) make any capital expenditures in excess of budgeted amounts, or otherwise acquire assets having an aggregate value in excess of $500,000 not in the ordinary course of business; (xi) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes pursuant to the Company's existing credit facilities or commercial paper program; (xii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned subsidiaries of the Company and except for certain obligations in the ordinary course of business consistent with past practice; (xiii) make any material tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material income tax liability except, in each case, if P&G is given reasonable prior notice thereof; (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with the Company or a purchase of the Company's assets or the Common Stock;
(xv) grant or amend any stock-related
or performance awards; (xvi) except with respect to agreements which are terminable at will by the Company without any material penalty to the Company, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements or grant any increases in compensation or benefits to employees other than increases in the ordinary course of business consistent with past practice; (xvii) adopt, amend or terminate any employee benefit plan or arrangement (except as expressly contemplated by the Merger Agreement); (xviii) enter into (a) any agreements with distributors or sales agents other than agreements terminable without penalty on less than 30 days' notice, (b) any agreements to distribute products for others or non-compete agreements or (c) any other agreements, other than agreements relating to product promotions, that would constitute material contracts; or amend any of the foregoing agreements as exist on the date of the Merger Agreement; (xix) amend or waive the Rights Agreement, except in connection with the exercise of its fiduciary duties by the Board of Directors and except as contemplated by the Merger Agreement; (xx) make any material changes in the type or amount of their insurance coverages; (xxi) except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices; (xxii) effect any material change in, or commit to any significant new, advertising, product promotion or brand support policies or programs, except for matters in the ordinary course of business consistent with past practice; (xxiii) effect any material change with respect to billing practices, manufacture, shipment or sale of inventory, the collection or payment of accounts or notes, except in the ordinary course of business consistent with past practice; (xxiv) enter into any contracts for derivatives, except for spot, option and forward contracts entered into in the ordinary course of business consistent with past practice and policies; (xxv) waive, release or terminate any right or claim, except in the ordinary course of business consistent with past practice; (xxvi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any significant subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any significant subsidiary; (xxvii) take any action to cause the shares of Common Stock to be delisted from the New York Stock Exchange prior to the completion of the Offer or (if no Offer is made) the Merger; or (xxviii) agree in writing or otherwise to take any of the foregoing actions.

  The Company will use reasonable best efforts to (i) complete its restructuring announced during the third quarter of fiscal 1996 (the "Restructuring") in a manner and on a schedule materially consistent with its plans, including the sale of its manufacturing facilities in Rutland, Vermont and Tipperary, Ireland and (ii) to acquire, for a purchase price not to exceed $1,000,000 and on other terms reasonably acceptable to P&G, the minority interest held by the Company's joint venture partner in China. The Company will cooperate with P&G to minimize the possible impact on P&G and/or its subsidiaries of any non-compete covenants to which the Company or any of its subsidiaries or affiliates may be subject following the closing of the Merger.

  Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the closing of the Merger, upon reasonable notice, the Company shall, and shall cause its subsidiaries to, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give P&G and its authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its subsidiaries and their accountants and accountants' work papers, (ii) permit P&G to make such copies and inspections thereof as P&G may reasonably request and (iii) furnish P&G with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as P&G may reasonably request; provided that no investigation or information furnished pursuant to the Merger Agreement shall affect any representations or warranties made by the Company therein or the conditions to the obligations of P&G to consummate the transactions contemplated thereby. All such information and access shall be subject to the provisions of the letter agreement between P&G and the Company relating to confidential treatment of certain information.

  No Solicitation; Fiduciary Duties. The Company has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors to the Company or its Stockholders after consultation with outside counsel to the Company, participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any corporation, partnership, person or other entity or group (other than P&G or any affiliate or associate of P&G) concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or any division of any thereof (an "Alternative Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing other than with respect to the Restructuring; provided, however, that nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and Rule 14e-2(a) under the Exchange Act or from making such disclosure to the Stockholders which, in the judgment of the Board of Directors with the advice of outside counsel, may be required under applicable law. The Company will promptly notify P&G if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company, and will promptly communicate to P&G the terms of any proposal or inquiry which it may receive in respect of any such transaction.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses; provided, however, that if the Merger Agreement is terminated by P&G or the Company other than in the circumstances described in the immediately succeeding paragraphs, P&G will (i) pay the Company $1,000,000 for reimbursement of expenses plus (ii) reimburse the Company for the SEC filing fees relating to the Proxy Statement.

  The Merger Agreement provides that, under certain circumstances, the Company will pay to P&G and its affiliates an aggregate amount equal to $50,000,000 less any Expenses (as defined below) for which the Company reimburses P&G pursuant to the terms of the Merger Agreement (the "Commitment Amount") as compensation for entering into the Merger Agreement and incurring the costs and expenses related thereto, including the forgoing of other opportunities. The Company is obligated to pay the Commitment Amount under the following circumstances: (i) the Company terminates the Merger Agreement because of an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the Stockholders as compared to the Offer and/or the Merger and the Board of Directors determines, after consultation with its outside counsel, Debevoise & Plimpton, that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties; (ii) P&G terminates the Merger Agreement because the Board of Directors withdraws, modifies or amends in any material respect, its approval or recommendation of the Offer or the Merger, or recommends acceptance of any Alternative Proposal, or resolves to do any of the foregoing (unless the foregoing occurs solely as a result of P&G's willful breach in any material respect of its representations, warranties or obligations under the Merger Agreement); (iii) P&G terminates the Merger Agreement upon termination of the Offer as a result of the failure of the Minimum Condition at any time after all conditions are satisfied or waived or because of the failure of the Stockholders to approve the Merger, provided that in any case specified in this clause (iii) (I) prior to the time the Offer was terminated or otherwise expired or the time of the Stockholders' meeting, as the case may be, an Alternative Proposal with a party other than P&G shall have been publicly announced or shall have become publicly known and
(II) during the term of the Merger Agreement or within six months after the termination of the Merger Agreement, the Board of Directors recommends an Alternative Proposal with another party or the Company enters into an agreement providing for an Alternative Proposal with another party or an Alternative Proposal with another party occurs.

  The Commitment Amount shall be payable (x) at the time of termination if such amount becomes payable pursuant to clause (i) above, (y) on the next business day following termination if such amount becomes payable pursuant to clause (ii) above, and (z) on the next business day following the earliest of the recommendation of an Alternative Proposal, the entering into of an agreement providing for an Alternative Proposal or the occurrence of an Alternative Proposal, if such amount becomes payable pursuant to clause (iii) above.

  The Company has agreed that under certain circumstances it will reimburse P&G and its affiliates for their documented reasonable out-of-pocket expenses, but not in excess of $10,000,000 in the aggregate, incurred in connection with or arising out of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby (including amounts paid or payable to investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses) regardless of when those expenses are incurred (collectively, the "Expenses"). The Company will pay the Expenses in the event the Merger Agreement is terminated under circumstances in connection with which the Commitment Amount is payable. In addition, the Company will pay the Expenses if (i) any of the representations or warranties made by the Company in the Merger Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of P&G in relation to its decision to consummate the transactions contemplated under the Merger Agreement, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, which untruth or inaccuracy or breach, in the case of clauses (i) or (ii), is not curable or, if curable, is not cured within 10 business days after written notice thereof has been given by P&G to the Company.

  Other Agreements. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Company, P&G, and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and, if applicable, the Offer; (b) cooperate and consult with one another in (i) determining which HSR Act filings, Exchange Act filings, Other Antitrust Filings (as defined below), Other Antitrust Consents (as defined below) and filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings") are required or, in the case of Other Antitrust Filings, permitted to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "Consents") are required or, in the case of Other Antitrust Consents, permitted to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, (x) all such Regulatory Filings (the "Other Antitrust Filings") and Consents (the "Other Antitrust Consents"), respectively (collectively, the "Other Antitrust Filings and Consents"), as relate to antitrust laws of any foreign jurisdiction ("Foreign Antitrust Laws") and (y) all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its subsidiaries by or in the name of distributors, brokers or sales agents; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents (it being understood that the parties will make or seek to obtain all Other Antitrust Filings and Consents, whether mandatory or voluntary); and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. Each of P&G and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any governmental entity with respect to, the Offer and/or the Merger under the HSR Act or Foreign Antitrust Laws; provided that the foregoing shall not require P&G to take any action that could directly or indirectly (x) impose limitations on the ability of P&G or Merger Sub (or any of their affiliates or subsidiaries) effectively to acquire, operate or hold, or require P&G, Merger Sub or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of their respective assets or business that is (I) either material to the business of P&G or its subsidiaries or material to the business of the Company or its subsidiaries, in each case, conducted in (A) any Category 1 Key Jurisdiction (namely, the United States, the United Kingdom, Canada,

France, Spain and Italy), (B) any two or more Category 2 Key Jurisdictions (namely, Austria, Belgium, Denmark, Finland, Germany, Greece, Ireland, Netherlands, Portugal and Sweden), or (C) any three or more Category 2 and Category 3 Key Jurisdictions (Category 3 Key Jurisdictions being Australia, Brazil, Mexico, New Zealand and Venezuela), or (II) reasonably likely to have a Material Adverse Effect, (y) restrict any future business activity by P&G, Merger Sub, the Company or any of their affiliates or subsidiaries that (I) is either material to the business of P&G or its subsidiaries or material to the business of the Company and its subsidiaries, in each case, conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any governmental entity to future transactions by P&G, Merger Sub, the Company or any of their affiliates or subsidiaries, or (z) otherwise adversely affect P&G, Merger Sub, the Company or any of their respective affiliates or subsidiaries in a manner that (I) is either material to the business of P&G and its subsidiaries or material to the business of the Company and its subsidiaries, in each case, conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of P&G and the Surviving Corporation shall take all such necessary action.

  Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (ii) none of the parties to the Merger Agreement shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; and (iii) if required by applicable law, the Merger Agreement and the Merger shall have been approved by the Stockholders in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws.

  Certain Additional Conditions. If the Offer is made, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, if the Offer is made, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, unless otherwise waived by P&G, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, and, if the Offer is not made or no shares of Common Stock are purchased pursuant to the Offer, unless otherwise waived by P&G, Merger Sub need not consummate the Merger if, at the time the Merger is otherwise to become effective, any of the following conditions exist or shall occur:

    (a) there shall have been instituted or pending or specifically threatened any litigation by any governmental entity which is related to the Merger or the Offer and which seeks to or, if successful, would (i) challenge or restrict the acquisition by P&G or Merger Sub (or any of its affiliates or subsidiaries) of shares of Common Stock pursuant to the Offer or the Merger, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain damages in connection therewith, (ii) make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal or otherwise restrict or prohibit consummation of the Offer or the Merger, (iii) impose limitations on the ability of P&G or Merger Sub (or any of their subsidiaries) effectively to acquire, operate or hold, or require P&G, Merger Sub or the Company or any of their respective subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is either material to the business of P&G and its subsidiaries or material to the business of the Company and its subsidiaries conducted, in each case, in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect, (iv) impose limitations on the ability of P&G, Merger Sub or their subsidiaries to exercise full rights of ownership of the shares of Common Stock acquired by it pursuant to the Offer or the Merger, including, without limitation, the right to vote the shares acquired by it on all matters properly presented to the Stockholders, (v) restrict any future business activity by P&G, Merger Sub, the Company or any of their subsidiaries that (I) is either material to the business of P&G and its subsidiaries or material to the business of the Company and its subsidiaries conducted, in each case, in
  (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any governmental entity to future transactions by P&G, Merger Sub, the Company or any of their affiliates or subsidiaries, or (vi) otherwise adversely affect P&G, Merger Sub, the Company or any of their respective affiliates or subsidiaries in a manner that (I) is either material to the business of P&G and its subsidiaries or material to the business of the Company and its subsidiaries conducted, in each case, in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect;

    (b) there shall have been promulgated or enacted by any governmental entity, any law that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of subsection (a) above;

    (c) any of the Regulatory Filings or Consents (including the Other Antitrust Filings and Consents) shall not have been made or obtained, or any waiting period (whether requisite or voluntary) under any Foreign Antitrust Laws shall not have expired, in each case, to the extent that the failure to make or obtain such Regulatory Filings or Consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to materially adversely affect the business of the Company or its subsidiaries conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions;

    (d) the Merger Agreement shall have been terminated in accordance with its terms;

    (e)(i) any of the representations or warranties made by the Company in the Merger Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of P&G in relation to its decision to consummate the transactions contemplated under the Merger Agreement, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, which untruth or inaccuracy or breach, in the case of clauses
  (i) or (ii), is not curable or, if curable, is not cured within 10 business days after written notice thereof has been given by P&G to the Company;

    (f) the Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to P&G or Merger Sub or shall have withdrawn its recommendation of the Offer or the Merger or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing;

    (g) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than P&G or Merger Sub, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Common Stock, or
  (ii) any person (other than P&G, Merger Sub or one or more of their affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company;

    (h) P&G shall have become aware of any fact relating to the Company or any of its subsidiaries which P&G neither knew nor should have known as of the date of the Merger Agreement, which has a Material Adverse Effect on the Company and its subsidiaries;

    (i) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange and national securities exchanges generally, (ii) a declaration of any general banking moratorium by federal or New York or Ohio state authorities or any suspension of payments in respect of money center banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by money center banks in the United States, (iii) a commencement of a war, armed hostilities or any other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any United States governmental entity on, or any other event which could materially affect, the extension of credit by banks or other United States financial institutions; or

    (j) Any Designated Contract Provision shall be in effect and shall not have been resolved in a manner reasonably satisfactory to P&G. The term "Designated Contract Provision" shall mean the provisions of any contract to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties or assets are bound, which restricts the ability of any of the affiliates of the Company or any of its subsidiaries to conduct business in a line of business in which P&G or any of its subsidiaries is currently engaged; provided, however, that other than certain Designated Contract Provisions relating to a past sale of a business by the Company, the provisions of the other contracts disclosed to P&G which otherwise would constitute Designated Contract Provisions shall not be deemed Designated Contract Provisions for the purposes of the Merger Agreement; and provided, further, that the provisions of certain other contracts which otherwise constitute Designated Contract Provisions shall only be deemed Designated Contract Provisions for the purposes of the Merger Agreement if within 2 business days after the date on which the Company notifies P&G of the existence of such Designated Contract Provisions (accompanied by a copy of such Contract (and the related Designated Contract Provisions)), P&G notifies the Company that in its reasonable judgment such Designated Contract Provision is, or is likely to be, adverse to P&G or any of its subsidiaries. P&G will use reasonable best efforts to assist the Company in causing the foregoing condition not to exist at the time of the Merger (and the purchase of shares of Common Stock pursuant to the Offer, if applicable) is otherwise to be consummated (unless P&G waives such condition).

  The foregoing conditions are for the sole benefit of P&G and Merger Sub and may be asserted by P&G or Merger Sub with respect to the consummation of the Offer or the Merger (as applicable) regardless of the circumstances (including any action or inaction by P&G or the Company) giving rise to any such condition and may be waived by P&G or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of P&G. The failure by P&G or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time, provided, that the Minimum Condition may not be waived or modified without the prior written consent of the Company.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not therefore accepted for payment shall forthwith be returned by the Paying Agent to the tendering Stockholders.

  Rights Agreement. The Company has amended the Rights Agreement, dated as of October 24, 1989 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as rights agent, to make the Rights Agreement inapplicable to P&G and the Merger through the Effective Time and to provide that the rights to purchase Common Stock pursuant to the Rights Agreement will expire and be canceled immediately prior to the Effective Time without payment.

  Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the Stockholders, but prior to the Effective Time:

    (a) by mutual written consent of the Board of Directors of P&G and the Company (which consent will require the approval of a majority of the Continuing Directors if such termination occurs following the election or appointment of P&G's designees, if applicable);

    (b) by P&G or the Company:

      (i) if the Effective Time shall not have occurred on or before September 30, 1997 (provided that the right to terminate the Merger Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date, provided, further that, to the extent the Company's cure period would, pursuant to paragraph
    (e) under Certain Additional Conditions, extend beyond such date, such date shall be extended by the additional length of the cure period); and provided, further, that if the Effective Time shall not occur on or before September 30, 1997 as a result of the existence or occurrence of the condition specified in paragraph (j) under Certain Additional Conditions above, at the option of the Company, such date shall be extended until November 15, 1997).

      (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction in the United States or any other Key Jurisdiction (as defined below) shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

      (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the Stockholders shall have failed to give any approval required by applicable law;

    (c) by P&G upon (x) termination of the Offer as a result of the failure of the Minimum Condition at any time after all other conditions to the Offer set forth under Certain Additional Conditions above shall have been satisfied or waived or (y) the failure of the conditions set forth in paragraphs (e) (subject to certain exceptions), (f) and (g) of Certain Additional Conditions, prior to P&G having purchased any shares of Common Stock under the Offer (provided that the right to terminate the Merger Agreement pursuant to this clause (c) shall not be available to P&G if P&G's failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of any such condition);

    (d) by the Company, at any time prior to the earlier of (x) the purchase of shares of Common Stock by Merger Sub pursuant to the Offer and (y) the approval of the Merger by the Stockholders in accordance with applicable law, if there is an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the Stockholders as compared to the Offer and/or the Merger, and the Board of Directors determines, after consultation with Debevoise & Plimpton, that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to Stockholders imposed by law; provided, however, that the right to terminate the Merger Agreement in such event shall not be available (i) if the Company has breached in any material respect its obligations not to solicit Alternative Proposals, or (ii) if the Alternative Proposal is subject to a financing condition, unless the Board of Directors is of the opinion, after consultation with Morgan Stanley or another nationally recognized investment banking firm, that the Alternative Proposal is financeable, or
  (iii) if, prior to or concurrently with any purported termination pursuant to this clause (d), the Company shall not have paid the Commitment Amount and Expenses, if applicable, or (iv) if the Company has not provided P&G and Merger Sub with five business days' prior notice of its intent to so terminate the Merger Agreement together with a summary of the material terms and conditions of such Alternative Proposal; and

    (e) by P&G if the Board of Directors of the Company shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Offer or Merger, or shall have recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

  Indemnification. The Merger Agreement provides that, for a period of six years after the Effective Time, P&G will cause to be maintained directors' and officers' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "Current Policies") on terms substantially no less advantageous to such parties than such Current Policies; provided, however, that P&G shall not be required, in order to maintain or procure such coverage, to pay annual premiums in excess of 200% of the aggregate annual premiums paid by the Company for the Current Policies during 1996 (the "Cap") and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, P&G shall only be required to obtain such coverage for such six-year period as can be obtained by paying annual premiums equal to the Cap.

  The Merger Agreement also provides that from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively "Losses") in connection with any litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Company and, after the Effective Time, the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification. If the Merger is consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless P&G and any person or entity who was an officer, director or affiliate of P&G prior to the Effective Time against any Losses in connection with any litigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement.

  The Surviving Corporation will control the defense, through its counsel, of any action brought against any person seeking indemnification pursuant to the preceding two paragraphs (an "Indemnified Party"). Counsel for the Indemnified Party shall be selected by the Indemnified Party and will be permitted to participate in the defense of such action at the Surviving Corporation's expense.

  Certain Employee Matters. The Merger Agreement provides that, from and after the Effective Time, P&G will cause the Surviving Corporation and any of its subsidiaries, except as otherwise provided in the Merger Agreement, to honor in accordance with their terms and the past practice of the Company all existing employment agreements and severance plans and agreements between the Company or any of its subsidiaries, on the one hand, and any officer, director or employee of the Company or any of its subsidiaries, on the other hand, so long as such plans and agreements shall have been identified to P&G and to the extent such terms are in effect on the date of the Merger Agreement or as otherwise provided in the Merger Agreement or as disclosed to P&G. To the extent any such employment agreements or severance plans or agreements can be unilaterally amended by the Company, P&G agrees not to amend any such plan or agreement prior to the first anniversary of the Closing in a manner that will reduce or otherwise impair the benefits that would be payable thereunder to any employee who is covered thereby and who is terminated on or before the first anniversary of the Closing.

  Prior to the earlier of the purchase of shares of Common Stock by Merger Sub pursuant to the Offer and the Effective Time, the Company shall have taken all such action, including approval of the Board of Directors, as may be necessary in order to amend (i) the Pension Plan for the Employees of the Company and
(ii) the Company's Executive Severance Program to reduce the period following the Effective Time during which each such plan cannot be amended from two years to one year.

  For a period of one year following the closing of the Merger, P&G will provide employees and former employees of the Company with benefits that, at P&G's sole option, are either (i) in the aggregate at least as favorable as the benefits they were entitled to receive immediately prior to the Closing or
(ii) generally the same as the benefits that P&G makes available to its employees generally, except that P&G shall provide severance benefits to employees as described above.

  The Company will use its reasonable best efforts consistent with past practice to enforce any existing non-compete and confidentiality provisions contained in agreements with employees and former employees.

  Pursuant to the Merger Agreement, effective as of the date of the Merger Agreement, the Company has amended the 1991 Employee Stock Purchase Plan to preclude any increase in the level of contribution made by any eligible employee thereunder, whether by reason of commencing participation or increasing the level of contribution (other than increases as to which notification had been given prior to the date of the Merger Agreement).

  Transfer Taxes. Any liability for New York State Real Property Transfer Tax and similar real property transfer taxes and real property gains taxes imposed by any other state with respect to the transactions contemplated by the Merger Agreement, together with applicable interest, penalties and additions thereto, if any, shall be paid or caused to be paid by P&G.

  Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (by action of a majority of the Continuing Directors if such amendment occurs following the election or appointment of P&G's designees, if applicable) and P&G at any time before or after adoption of the Merger Agreement by the Stockholders but, after any such Stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Stockholders hereunder without the approval of such Stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Each executive officer is a party to an agreement with the Company that will provide for his or her continued employment for a period of two years following the Merger. Under these agreements, if his or her employment is terminated by the Company without Cause or is terminated by the executive for Good Reason (such as a material diminution in responsibilities or a relocation of his or her place of employment more than 50 miles from his or her principal residence), an affected executive will receive a payment equal to three times, in the case of Mr. Fogarty and Thomas J. Mason (Executive Vice President-Chief Operating Officer), and two times, in all other cases, the sum of the executive's annual base salary, the present value of the annual cost of continued benefit coverage for such executive and the executive's last annual bonus award. For 1996, the bonus award for each executive officer was zero. In addition, to the extent that any such executive receives any payment (whether under these agreements or otherwise, including each of the benefits and payments described below) that is subject to the golden parachute excise tax, the Company is required to make an additional payment to such executive in an amount which, after taking into account the amount of any such excise tax and the income, employment and excise taxes payable in respect of this additional payment, will place the executive in the same net after tax position as though no excise tax were payable.

  All unvested options will become exercisable under the 1991 Stock Option Plan and all outstanding shares of restricted stock under the 1989 Restricted Stock Plan held by each of the executive officers will become fully vested upon the consummation of the Merger, regardless of the service that would otherwise have been required to have become vested in such awards.

  Under the terms of the Company's Supplemental Executive Retirement Plan (the "SERP"), each participant whose employment is involuntarily or constructively terminated within two years following the consummation of the Merger will become fully vested in his or her accrued benefits and be given credit for two additional years of service for purposes of calculating such benefits. Different vesting schedules apply under the SERP in respect of different benefit formulas. Some executive officers have vested in the benefits available under certain of the SERP formulas, but all but one executive officer will receive additional benefits by reason of the accelerated vesting provision.

  The Company has revised its annual bonus programs to help assure the continued service of its employees through the consummation of the Merger by providing that all bonuses for 1997 will be payable at least at target levels (regardless of the level of actual performance). Each executive officer will receive a bonus for services through the closing of the Merger at least equal to the annual bonus that would have been payable at 100% of target performance, pro-rated to the date the Merger is consummated. In addition, executive officers will also receive an additional bonus, if certain performance objectives related to earnings per share and shipment targets are met or exceeded, based on performance and service completed through the closing of the Merger (and adjusted to exclude the costs associated with the Merger). Assuming that the Merger is consummated on or before September 30, 1997, the gross amount that would be payable under these two bonus arrangements in respect of the executive officers, assuming that target levels of performance are achieved, would not exceed $1,500,000. While the assurances regarding the standard bonus arrangements will remain in effect in the event the Merger does not occur (so that 1997 bonuses will be payable at least at target levels in all events), the special performance based bonus will only apply if the Merger is consummated.

  Special arrangements have also been approved for certain executive officers other than Mr. Fogarty. One executive officer, who is currently 58 years of age, will be entitled, if he retires prior to age 62, to receive a special retirement benefit following his termination until age 62 in order to enable him to bridge the period from such termination until he can commence receipt of his retirement and Social Security benefits without undue penalty. The present value of such additional benefits is less than $100,000.

  Another executive officer was made a participant in the mid-career benefit under the Corporation's SERP and given service credit thereunder back to such officer's original date of hire. The present value of such designation is approximately $80,000. In addition, that executive officer has been designated for a special one-time nonrecurring bonus of $200,000 to be paid upon consummation of the Merger, so long as that officer has not voluntarily terminated employment prior to such time. Another executive officer has been designated for a special one-time nonrecurring bonus of $50,000 to be paid upon consummation of the Merger, so long as that officer has not voluntarily terminated employment prior to such time.

  At the Effective Time, directors Anne M. Busquet and Janet Hill, who were elected to the Board in early 1996, will become fully vested in the 1,000 stock units that were awarded to them upon their election to the Board of Directors (and any dividend equivalents accrued thereon) under the Company's 1996 Non-Employee Director Stock Unit Plan. Each other director (other than Mr. Fogarty, who is not eligible to participate in such plan) is already fully vested in his or her rights and benefits thereunder.

REGULATORY APPROVALS

  U.S. Antitrust Matters. Under the provisions of the HSR Act applicable to the Merger, the Merger may be consummated only following the expiration of a 30-calendar day waiting period following the filing by the Company and by P&G of Notification and Report Forms with respect to the Merger, unless P&G or the Company receives a formal request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. P&G and the Company submitted their Notification and Report Forms with respect to the Merger on April 9, 1997. The Antitrust Division has assumed responsibility for reviewing the Merger; and, pursuant to discussions with the Antitrust Division, P&G refiled in connection with the Merger on May 9, 1997, thereby starting a new 30-calendar day waiting period. If, within the new 30-day waiting period, the Antitrust Division requests additional information or material from P&G or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the twentieth calendar day after the date of substantial compliance by P&G and the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, unless P&G and the Company consent to a further extension of the waiting period, the Antitrust Division must obtain a court order to require further delay in consummation of the transaction. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division raises substantive issues in connection with the proposed transaction, the parties may engage in negotiations with the Antitrust Division concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the obligations of P&G, Merger Sub and the Company to effect the Merger.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of shares of Common Stock acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or P&G or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  Foreign Antitrust Matters. Under the provisions of the competition laws of many foreign jurisdictions applicable to the Merger, filings will be required or permitted; and mandatory waiting periods for antitrust review will also be applicable in some jurisdictions. P&G and the Company have made or will promptly make all required filings and such voluntary filings as P&G or the Company deems appropriate. The period within which the relevant national authority must or may reach a preliminary decision on the Merger and the length of time available to such national authority if it decides to commence a full investigation of the transaction vary from jurisdiction to jurisdiction. Where a full inquiry into a transaction is undertaken, the detailed investigations may take several months or longer. The relevant national authorities are in many cases empowered to take a range of actions designed to modify or prevent the implementation of transactions that do not fulfill the criteria for approval under or are inconsistent with the relevant national laws. P&G has informed the Company that it has made or intends to make antitrust filings in a substantial number of jurisdictions outside of the U.S., including among others Australia, Brazil, Canada, a number of European Union member countries (it appearing that notification under EEC Regulation 4064/89 (the "Merger Regulation") will not be required), New Zealand, and Venezuela. The Canadian filing has been completed, and the parties were advised on May 20, 1997, through the issuance of an Advance Ruling Request, that the Canadian antitrust authorities had completed their inquiry and would not oppose the Merger. On May 23, 1997, the Belgian Competition Counsel, after reviewing the filings that had been made and after a hearing, issued a formal decision not to oppose the Merger. The New Zealand Commerce Commission has also made a determination not to oppose the Merger. In many instances, the obtaining of the applicable Other Antitrust Consents and the absence of pending or specifically threatened litigation by the relevant government challenging the Merger or seeking to impose specified limitations or conditions on the Merger or on P&G is a condition to P&G's obligation to consummate the Merger. See "The Merger Agreement--Conditions to the Merger" and "--Certain Additional Conditions."

  There can be no assurance that a challenge to the Merger will not be made pursuant to the merger control regimes of one or more of various countries or by legal action brought by private parties or, if such a challenge is made, what the outcome would be.

CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

  The following is a summary of certain United States income tax consequences of the Merger to Stockholders.

  The receipt of cash in exchange for Common Stock pursuant to the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the cash received by such Stockholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such Common Stock has been held for more than one year.

  As a result of the Merger, certain U.S. state real property transfer and real property gains taxes ("Transfer Taxes") may be imposed on Stockholders. P&G has agreed to pay such Transfer Taxes, if any, directly to state taxing authorities on behalf of Stockholders. For federal income tax purposes, any such payments made on behalf of a Stockholder should result in the deemed receipt of additional consideration by such Stockholder in proportion to the number of shares of Common Stock owned by such Stockholder. In such event, such Stockholder should be deemed to have paid such tax on its own behalf and therefore such Stockholder should be permitted to reduce such Stockholder's gain (or increase such Stockholder's loss) on the sale by the amount of the tax.

  The receipt of consideration pursuant to the Merger or the exercise of dissenters' appraisal rights may be subject, under certain circumstances, to "backup withholding" at a 31% rate. This withholding generally applies only if the Stockholder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that he or she is not subject to backup withholding.

  The foregoing discussion may not apply to Stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

ACCOUNTING TREATMENT

  The Merger will be treated as a "purchase" for accounting purposes.

DISSENTERS' RIGHTS

  Record holders of shares of Common Stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is reprinted in its entirety as Annex C to this Proxy Statement. Except as set forth herein, Stockholders will not be entitled to appraisal rights in connection with the Merger.

  Under Section 262 of the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 of the DGCL and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

  Under Section 262 of the DGCL, where a merger agreement is to be submitted for approval and adoption at a meeting of Stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of shares of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes such notice. Any such Stockholder who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. A vote against the Merger will not satisfy this requirement. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

  Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

  If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Holders of shares of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Common Stock should be mailed or delivered to Tambrands Inc., 777 Westchester Avenue, White Plains, N.Y. 10604, Attention:
Secretary or Assistant Secretary so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

  Within 10 days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 of the DGCL. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Common Stock entitled to appraisal rights under Section 262 of the DGCL and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

  Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures 'that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued 'as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common

Stock have been appraised. The costs of the action may be determined by the such court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

  Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

  If any holder of shares of Common Stock who demands appraisal of shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into Merger Consideration without interest in accordance with the Merger Agreement. A holder of shares of Common Stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex C.

CERTAIN LITIGATION

  On April 9, 1997, the Company and ten of its directors and P&G were named as defendants in each of the following five complaints filed in the Court of Chancery in the State of Delaware: Klein v. Affinito et al. (Civ. Act. No. 15648 NC); Priest v. Affinito et al. (Civ. Act. No. 15652 NC); Krouner v. Affinito et al. (Civ. Act. No. 15653 NC); Ominsky v. Affinito et al. (Civ. Act. No. 15654 NC); and Katz v. Affinito et al. (Civ. Act. No. 15655 NC) (together, the "Complaints"). Each of the Complaints was brought by an alleged Stockholder, individually and purportedly as a class action on behalf of all other Stockholders. In general, each of the Complaints alleges that the defendant directors of the Company breached their fiduciary duties by undertaking the sale of the Company to P&G without an auction process or active market check with respect to the Company's value. Each of the Complaints also alleges that P&G knowingly aided and abetted the breaches of fiduciary duty purportedly committed by the director defendants. The Complaints seek, among other things, injunctive relief prohibiting the Company from consummating the Merger and requiring the director defendants to put the Company up for auction and/or to conduct a market check. The Complaints also seek damages. Plaintiffs' counsel have indicated their intent to consolidate these actions into a single consolidated action.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The historical consolidated statement of income data and balance sheet data for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1996, included in the following table, have been derived from the Company's consolidated financial statements, audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial data as of and for the three months ended March 31, 1997 and 1996 were derived from the Company's unaudited quarterly financial statements, which in the opinion of the Company's management, reflect all adjustments necessary for a fair presentation of such data. The data for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results of operations for the entire year. The selected financial data presented in the table should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein or incorporated herein by reference. All data are in thousands except per share information and dividends declared.

                            THREE MONTHS
                           ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                          ------------------  ------------------------------------------------
                            1997      1996      1996      1995      1994      1993      1992
                          --------  --------  --------  --------  --------  --------  --------
SUMMARY OF OPERATIONS
Net sales...............  $168,157  $168,989  $662,112  $683,092  $644,513  $611,465  $684,113
Costs and expenses
 Cost of products sold..    59,419    55,841   226,348   231,625   206,111   201,706   228,081
                          --------  --------  --------  --------  --------  --------  --------
 Gross profit...........   108,738   113,148   435,764   451,467   438,402   409,759   456,032
 Marketing, selling and
  administrative........    68,795    73,935   297,269   291,104   286,787   263,409   216,300
 Restructuring charge...       --        --     46,221       --        --     30,042       --
                          --------  --------  --------  --------  --------  --------  --------
Operating income........  $ 39,943  $ 39,213  $ 92,274  $160,363  $151,615  $116,308  $194,732
Interest, net and
 other..................    (1,752)   (2,117)   (8,949)   (9,632)   (9,864)    2,344    (2,869)
Litigation charge.......       --        --        --    (11,396)      --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Earnings before
 provision for income
 taxes and cumulative
 effect of accounting
 change.................    38,191    37,096    83,325   139,335   141,751   118,652   191,863
Provision for income
 taxes..................    13,940    13,466    37,522    53,813    52,022    44,950    69,454
                          --------  --------  --------  --------  --------  --------  --------
Earnings before
 cumulative effect of
 accounting change......    24,251    23,630    45,803    85,522    89,729    73,702   122,409
Cumulative effect of
 accounting change......       --        --        --        --        --    (10,252)   (1,009)
                          --------  --------  --------  --------  --------  --------  --------
Net earnings............  $ 24,251  $ 23,630  $ 45,803  $ 85,522  $ 89,729  $ 63,450  $121,400
                          ========  ========  ========  ========  ========  ========  ========
PER SHARE DATA
Earnings before
 cumulative effect of
 accounting change......      0.66      0.64      1.24      2.33      2.43      1.91      3.09
Dividends...............      0.46      0.46      1.84      1.78      1.70      1.56      1.40
OTHER DATA
Stockholders' equity....    96,913   111,239    94,688   102,972    82,014   115,025   168,206
Capital expenditures....    13,557     7,200    39,007    44,778    38,470    45,636    55,125
Advertising
 expenditures...........    10,783    13,171    55,953    63,272    66,484    48,309    37,980
Depreciation............     6,240     6,379    27,013    25,127    23,545    17,570    15,749
Medium-term
 obligations............    68,569    70,458    69,205    80,889    59,983    30,000       --
Total assets............   420,249   430,121   409,966   422,049   379,075   362,398   372,981
Average number of common
 shares outstanding.....    36,944    36,775    36,842    36,671    36,992    38,632    39,640
FINANCIAL RATIOS
Return on average
 stockholders'
 equity(a)..............      25.3%     22.1%     46.3%     92.5%     91.1%     52.0%     62.6%
Net earnings before
 cumulative effect of
 accounting change as a
 percent of sales(b)....      14.4%     14.0%     12.5%     13.8%     13.9%     15.4%     17.9%
Gross profit as a
 percent of sales.......      64.7%     67.0%     65.8%     66.1%     68.0%     67.0%     66.7%
Effective tax rate(b)...      36.5%     36.3%     36.1%     37.5%     36.7%     36.8%     36.2%

--------
(a)Based on Earnings before cumulative effect of accounting change.
(b)Excludes Restructuring charges in 1996 and 1993 and the Litigation charge in 1995.

                          MARKET PRICES AND DIVIDENDS

  Shares of Common Stock are listed and traded on the NYSE. On April 8, 1997, the date preceding public announcement of the signing of the Merger Agreement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $48 1/8, $45 1/8 and $46 1/8, respectively. On May 28, 1997, the latest practicable trading day before the printing of this Proxy Statement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $48 1/4, $47 7/8 and $48 1/8, respectively.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table gives information concerning the beneficial ownership of Common Stock as of May 19, 1997 by (i) all directors, (ii) the five most highly compensated executive officers as of December 31, 1996 and (iii) a former executive officer (such executive officers being collectively referred to as the "Named Executives"), and all directors, Named Executives and other executive officers as a group.

                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                           ---------------------------------------------------
                           TOTAL SHARES
                           BENEFICIALLY      DIRECT       RIGHT TO  PERCENT OF
BENEFICIAL OWNERS            OWNED(2)     OWNERSHIP(3)   ACQUIRE(4)  CLASS(5)
-----------------          ------------   ------------   ---------- ----------
Lilyan H. Affinito........    35,052(6)       8,031(7)     26,721      0.09
Anne M. Busquet...........     3,920          1,995(8)      1,925      0.01
Paul S. Doherty...........    21,602         13,902(9)      7,700      0.06
Edward T. Fogarty.........   246,811(10)     27,353(11)   215,763      0.66
Janet Hill................     3,557          1,632(12)     1,925      0.01
Robert P. Kiley...........    32,201(13)     14,761(14)    16,672      0.09
John Loudon...............    17,670          2,865(15)    14,805      0.05
H. L. Tower...............    38,754         13,977(16)    24,777      0.10
Howard B. Wentz, Jr. .....    26,732         24,532(17)     2,200      0.07
Robert M. Williams........    56,934(18)     15,073(19)    26,721      0.15
Michael S. Krause.........    19,431(20)      1,120(21)    18,282      0.05
Michael K. Lorelli........         0              0             0      0.00
Thomas J. Mason...........    46,653(22)      6,112(23)    40,438      0.13
Susan J. Riley............    40,593(24)      1,848(25)    37,858      0.11
Thomas Soper, III.........    30,201(26)      2,434(27)    26,724      0.08
All directors, Named
 Executives and other
 executive officers as a
 group....................   742,879(28)    137,059(29)   575,991      1.98

--------
 (1) The information as to beneficial ownership is based on statements furnished to the Company by the Named Executives, its other executive officers and directors. The directors and Named Executives have sole voting and sole investment power with respect to all shares listed above except as indicated in the footnotes which follow.
 (2) Includes shares listed under the captions "Direct Ownership" and "Right to Acquire."
 (3) The information as to shares of Common Stock owned under the Employee Stock Purchase Plan is as of April 30, 1997.
 (4) Individuals currently have the right to acquire these shares within 60 days of May 19, 1997 by the exercise of stock options. For purposes of the above table, it has been assumed that the Effective Time will occur more than 60 days after May 19, 1997.
 (5) For the purposes of this table, the percent of the issued and outstanding shares of Common Stock held by each individual or group has been calculated on the basis of 36,989,177 shares of Common Stock issued and outstanding (excluding treasury shares) on May 19, 1997 and assuming that all shares of Common

(Footnotes continued from preceding page)

     Stock subject to stock options exercisable within 60 days of May 19, 1997 held by that individual or group are owned thereby.
 (6) Includes 300 shares held by a self-directed SEP established by Ms.
     Affinito.
 (7) Includes 1,728 shares credited to the benefit of Ms. Affinito under the deferred compensation component of the Directors Plan and 2,803 shares credited to her benefit under the Phantom Plan, in each case held in a grantor trust, and as to which Ms. Affinito has the right to direct the trustee as to how to vote such shares, but no investment power.
 (8) Includes 951 shares credited to the benefit of Mrs. Busquet under the deferred compensation component of the Directors Plan and 1,044 shares credited to her benefit under the Phantom Plan, in each case held in a grantor trust, and as to which Mrs. Busquet has the right to direct the trustee as to how to vote such shares, but no investment power.
 (9) Includes 2,194 shares credited to the benefit of Mr. Doherty under the Phantom Plan and held in a grantor trust, as to which Mr. Doherty has the right to direct the trustee as to how to vote such shares, but no investment power.
(10) Includes 3,695 shares vested in the Company's Savings Plan as of April
     30, 1997 with respect to which Mr. Fogarty has sole voting but, as to 148 shares, has no investment power.
(11) Includes 18,940 shares awarded under the 1989 Restricted Stock Plan (the "1989 Plan") with respect to which Mr. Fogarty has sole voting but no investment power.
(12) Includes 1,044 shares credited to the benefit of Mrs. Hill under the Phantom Plan and held in a grantor trust, as to which Mrs. Hill has the right to direct the trustee as to how to vote such shares, but no investment power.
(13) Includes 768 shares vested in the Company's Savings Plan as of April 30, 1997 with respect to which Mr. Kiley has sole voting but no investment power.
(14) Includes 2,023 shares credited to the benefit of Mr. Kiley under the Phantom Plan and held in a grantor trust, as to which Mr. Kiley has the right to direct the trustee as to how to vote such shares, but no investment power.
(15) Includes 1,865 shares credited to the benefit of Mr. Loudon under the Phantom Plan and held in a grantor trust, as to which Mr. Loudon has the right to direct the trustee as to how to vote such shares, but no investment power.
(16) Includes 2,584 shares credited to the benefit of Mr. Tower under the Phantom Plan and held in a grantor trust, as to which Mr. Tower has the right to direct the trustee as to how to vote such shares, but no investment power.
(17) Includes 2,778 shares credited to the benefit of Mr. Wentz under the Phantom Plan and held in a grantor trust, as to which Mr. Wentz has the right to direct the trustee as to how to vote such shares, but no investment power.
(18) Includes 3,360 shares held by a trust of which Mr. Williams is the beneficiary, 11,280 shares held by trusts of which Mr. Williams is a trustee and 500 shares held by Mr. Williams's wife.
(19) Includes 1,728 shares credited to the benefit of Mr. Williams under the deferred compensation component of the Directors Plan and 1,345 shares credited to his benefit under the Phantom Plan, in each case held in a grantor trust, and as to which Mr. Williams has the right to direct the trustee as to how to vote such shares, but no investment power.
(20) Includes 29 shares vested in the Company's Savings Plan as of April 30, 1997 with respect to which Mr. Krause has sole voting but no investment power.
(21) Includes 1,020 shares awarded under the 1989 Plan with respect to which Mr. Krause has sole voting but no investment power.
(22) Includes 103 shares vested in the Company's Savings Plan as of April 30, 1997 with respect to which Mr. Mason has sole voting but no investment power.
(23) Includes 3,170 shares awarded under the 1989 Plan with respect to which Mr. Mason has sole voting but no investment power.
(24) Includes 887 shares vested in the Company's Savings Plan as of April 30, 1997 with respect to which Ms. Riley has sole voting but no investment power.
                                        (Footnotes continued on following page)

(Footnotes continued from preceding page)

(25) Includes 1,020 shares awarded under the 1989 Plan with respect to which Ms. Riley has sole voting but no investment power.
(26) Includes 1,043 shares vested in the Company's Savings Plan as of April 30, 1997 with respect to which Mr. Soper has sole voting, but, as to 112 shares, has no investment power.
(27) Includes 1,720 shares awarded under the 1989 Plan with respect to which Mr. Soper has sole voting but no investment power.
(28) Includes 10,027 shares vested in the Company's Savings Plan as of April 30, 1997 with respect to which this group has sole voting but, as to 4,198 shares, has no investment power.
(29) Includes 26,921 shares awarded under the 1989 Plan with respect to which this group has sole voting but no investment power.

OTHER OWNERSHIP OF COMMON STOCK

  Set forth below is certain information concerning those persons who, to the Company's knowledge, are beneficial owners of more than 5% of the Common Stock.

                                                         SHARES OF    PERCENT OF
       NAME AND ADDRESS                                 COMMON STOCK    CLASS
       ----------------                                 ------------  ----------
Delaware Management Holdings, Inc.
  2005 Market Street
  Philadelphia, PA 19103............................... 3,676,204(1)     9.96
The Capital Group Companies, Inc.
  333 South Hope Street
  Los Angeles, CA 90071................................ 3,349,000(2)     9.10

--------
(1) Based solely on a Schedule 13G dated December 31, 1996 filed with the SEC jointly by Delaware Management Holdings, Inc. ("Holdings") and Delaware Management Company, Inc. ("Management"). Holdings reported sole voting power with respect to 265,710 shares of Common Stock, sole dispositive power with respect to 3,562,204 shares and shared dispositive power with respect to 114,000 shares. Management reported beneficial ownership of 3,676,029 shares of Common Stock, and that it had sole voting power with respect to 265,710 shares, sole dispositive power with respect to 3,562,029 shares and shared dispositive power with respect to 114,000 shares.
(2) Based solely on a Schedule 13G dated February 12, 1997 filed with the SEC jointly by The Capital Group Companies, Inc. ("Capital Group") and Capital Research and Management Company ("Research"). Capital Group reported sole voting power with respect to 386,500 shares of Common Stock and sole dispositive power with respect to 3,349,000 shares. Research reported sole dispositive power with respect to 2,817,800 shares or 7.6% of the Common Stock.

  Each of the above beneficial owners stated in its Schedule 13G that these shares were acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

  To the best knowledge of the Company's management, there is no other beneficial owner of more than 5% of the single class of voting security of the Company.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web Site at http://www.sec.gov. that contains reports and other information regarding registrants that file electronically with the SEC. In addition, materials filed by the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC are incorporated into this Proxy Statement by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. The Company's report on Form 8-K, dated April 10, 1997;

    3. The Company's report on Form 8-A/A, dated April 14, 1997;

    4. The Company's report on Form 8-K, dated April 18, 1997; and

    5. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

  All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: 777 Westchester Avenue, White Plains, New York 10604, Attention: Kathy Makrakis, Director of Investor Relations and Shareholder Communications (telephone: (914) 696-6509). To assure timely delivery of such documents, requests for such documents should be made no later than June 20, 1997.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated by reference in this Proxy Statement have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP serves as the Company's independent certified public accountants. A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by Stockholders and will have the opportunity to make a statement if so desired.

                             STOCKHOLDER PROPOSALS

  In accordance with regulations issued by the SEC, Stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by the Secretary or Assistant Secretary of the Corporation no later than November 17, 1997 if such proposals are to be considered for inclusion in the Company's Proxy Statement. In accordance with the Company's By-Laws, Stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's Proxy Statement must be received by the Secretary or Assistant Secretary of the Company not earlier than January 22, 1998 and not later than February 21, 1998.

                                 OTHER MATTERS

  The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and as of the date hereof does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should properly come before the Special Meeting, the persons named in the enclosed proxy as proxy appointees will have discretionary authority to vote the shares of Common Stock thereby represented in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                               SUSAN J. RILEY
                                               Senior Vice President
                                               Chief Financial Officer

777 Westchester Avenue
White Plains, New York 10604
May 30, 1997

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         THE PROCTER & GAMBLE COMPANY,

                              C.R. MACINTOSH, INC.

                                      AND

                                 TAMBRANDS INC.

                           DATED AS OF APRIL 8, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
 ARTICLE 1..............................................................   1
    1. The Merger.......................................................   1
        1.1.  The Merger...............................................    1
        1.2.  The Closing..............................................    1
        1.3.  Effective Time...........................................    1
 ARTICLE 2..............................................................   1
    2. Certificate of Incorporation and Bylaws of the Surviving
        Corporation.....................................................   1
        2.1.  Certificate of Incorporation.............................    1
        2.2.  Bylaws...................................................    2
 ARTICLE 3..............................................................   2
    3. Directors and Officers of the Surviving Corporation..............   2
        3.1.  Directors................................................    2
        3.2.  Officers.................................................    2
 ARTICLE 4..............................................................   2
    4. Effect of the Merger on Securities of Merger Sub and the
        Company.........................................................   2
        4.1.  Merger Sub Stock.........................................    2
        4.2.  Company Securities.......................................    2
        4.3.  Exchange of Certificates Representing Common Stock.......    3
        4.4.  Adjustment of Merger Consideration.......................    4
        4.5.  Dissenting Company Stockholders..........................    4
        4.6.  Merger Without Meeting of Stockholders...................    4
 ARTICLE 5..............................................................   4
    5. The Offer........................................................   4
        5.1.  The Offer................................................    4
        5.2.  Actions by Purchaser and Merger Sub......................    5
        5.3.  Actions by the Company...................................    6
        5.4.  Directors................................................    7
 ARTICLE 6..............................................................   7
    6. Representations and Warranties of the Company....................   7
        6.1.  Existence; Good Standing; Corporate Authority............    8
        6.2.  Authorization, Validity and Effect of Agreements.........    8
        6.3.  Compliance with Laws.....................................    8
        6.4.  Capitalization...........................................    8
        6.5.  Subsidiaries.............................................    9
        6.6.  No Violation.............................................    9
        6.7.  Company Reports; Offer Documents.........................   10
        6.8.  Litigation...............................................   11
        6.9.  Absence of Certain Changes...............................   11
        6.10. Taxes....................................................   11
        6.11. Employee Benefit Plans...................................   12
        6.12. Labor and Employment Matters.............................   12
        6.13. Brokers and Finders......................................   12
        6.14. Fairness Opinion.........................................   12
        6.15. Licenses and Permits.....................................   12
        6.16. Environmental Compliance and Disclosure..................   13
        6.17. Material Contracts.......................................   14
        6.18. Intellectual Property Rights.............................   15

                                                                       PAGE
                                                                       ----
         6.19. Required Vote of Company Stockholders.................   15
         6.20. Disclosures...........................................   15
 ARTICLE 7............................................................  15
    7.  Representations and Warranties of Purchaser and Merger Sub....  15
         7.1.  Existence; Good Standing; Corporate Authority.........   15
         7.2.  Authorization, Validity and Effect of Agreements......   15
         7.3.  Offer Documents.......................................   16
         7.4.  No Violation..........................................   16
         7.5.  Financing.............................................   16
         7.6.  Brokers and Finders...................................   16
 ARTICLE 8............................................................  16
    8.  Covenants.....................................................  16
         8.1.  No Solicitation.......................................   16
         8.2.  Interim Operations....................................   17
         8.3.  Company Stockholder Approval; Proxy Statement.........   20
         8.4.  Filings; Other Action.................................   21
         8.5.  Access to Information.................................   22
         8.6.  Publicity.............................................   22
         8.7.  Further Action........................................   22
         8.8.  Insurance; Indemnity..................................   22
         8.9.  Restructuring of Merger...............................   23
         8.10. Employees and Employee Benefit Plans..................   23
         8.11. Transfer Taxes........................................   24
 ARTICLE 9............................................................  24
    9.  Conditions....................................................  24
         9.1.  Conditions to Each Party's Obligation to Effect the
                Merger...............................................   24
         9.2.  Additional Conditions to Obligations of Purchaser and
                Merger Sub to Effect the Merger......................   24
 ARTICLE 10...........................................................  24
    10. Termination; Amendment; Waiver................................  24
        10.1.  Termination...........................................   24
        10.2.  Effect of Termination.................................   25
        10.3.  Amendment.............................................   26
        10.4.  Extension; Waiver.....................................   26
 ARTICLE 11...........................................................  26
    11. General Provisions............................................  26
        11.1.  Nonsurvival of Representations and Warranties.........   26
        11.2.  Notices...............................................   26
        11.3.  Assignment; Binding Effect............................   27
        11.4.  Entire Agreement......................................   27
        11.5.  Fees and Expenses.....................................   27
        11.6.  Governing Law.........................................   28
        11.7.  Headings..............................................   28
        11.8.  Interpretation........................................   28
        11.9.  Investigations........................................   28
        11.10. Severability..........................................   28
        11.11. Enforcement of Agreement..............................   29
        11.12. Counterparts..........................................   29

                                  DEFINITIONS

   DEFINED TERM                                               SECTION REFERENCE
   ------------                                               -----------------
"Acquisition Date"...........................................  Section 8.10(b)
"Action".....................................................  Section 8.8(d)
"affiliate"..................................................  Section 11.8
"Agreement"..................................................  First Paragraph
"Alternative Proposal".......................................  Section 8.1
"associate"..................................................  Section 11.8
"Board" or "Board of Directors"..............................  Section 5.3(a)
"Cap"........................................................  Section 8.8(a)
"Category A Key Jurisdiction"................................  Section 6.17
"Certificate"................................................  Section 4.2(b)
"Closing"....................................................  Section 1.2
"Closing Date"...............................................  Section 1.2
"Commitment Amount"..........................................  Section 11.5(b)
"Common Stock"...............................................  Section 4.2(a)
"Company"....................................................  First Paragraph
"Company Benefit Plans"......................................  Section 6.11
"Company Reports"............................................  Section 6.7(a)
"Confidentiality Agreement"..................................  Section 8.5(b)
"Consents"...................................................  Section 8.4
"Continuing Directors".......................................  Section 5.4(b)
"Contract" or "Contracts"....................................  Section 6.6
"Current Policies"...........................................  Section 8.8(a)
"Delaware Courts"............................................  Section 11.6
"Derivative" or "Derivatives"................................  Section 6.17
"Designated Contract Provision"..............................  Exhibit A
"DGCL".......................................................  Section 4.5
"Disclosure Letter"..........................................  Section 6
"Dissenting Common Stock"....................................  Section 4.5
"Effective Time".............................................  Section 1.3
"Employee Agreements"........................................  Section 6.11
"Encumbrances"...............................................  Section 6.5
"Environmental Costs"........................................  Section 6.16(a)
"Environmental Laws".........................................  Section 6.16(a)
"Environmental Matters"......................................  Section 6.16(a)
"excess parachute payment"...................................  Section 6.11
"Exchange Act"...............................................  Section 5.1(a)
"Exchange Fund"..............................................  Section 4.3(a)
"Fairness Opinion"...........................................  Section 5.3(a)
"Financial Advisor"..........................................  Section 5.3(a)
"Foreign Antitrust Laws".....................................  Section 6.6
"Governmental Entity"........................................  Section 6.3
"group"......................................................  Exhibit A
"Hazardous Materials"........................................  Section 6.16(a)
"HSR Act"....................................................  Section 6.6
"Indemnified Party"..........................................  Section 8.8(d)
"Information"................................................  Section 8.5(b)
"Information Statement"......................................  Section 6.7(b)
"Intellectual Property"......................................  Section 6.18
"Key Jurisdiction"...........................................  Section 6.17

   DEFINED TERM                                               SECTION REFERENCE
   ------------                                               -----------------
"Laws".......................................................  Section 6.3
"Litigation".................................................  Section 6.8
"Losses".....................................................  Section 8.8(b)
"Material Adverse Effect"....................................  Section 6.1
"Material Contracts".........................................  Section 6.17
"Merger".....................................................  Section 1.1
"Merger Consideration".......................................  Section 4.2(a)
"Merger Sub".................................................  First Paragraph
"Minimum Condition"..........................................  Exhibit A
"Minority JV Interest".......................................  Section 8.2(c)
"Offer"......................................................  Section 5.1(a)
"Offer Documents"............................................  Section 5.2(a)
"Option" or "Options"........................................  Section 4.2(d)
"Other Antitrust Consents"...................................  Section 8.4
"Other Antitrust Filings"....................................  Section 8.4
"Paying Agent"...............................................  Section 4.3(a)
"Percentage".................................................  Section 5.4(a)
"Permits"....................................................  Section 6.15
"person".....................................................  Exhibit A
"Proxy Statement"............................................  Section 8.3(b)
"Purchaser"..................................................  First Paragraph
"Regulatory Filings".........................................  Section 6.6
"Restricted Stock"...........................................  Section 6.4
"Restructuring"..............................................  Section 8.2(c)
"Rights".....................................................  Section 6.4
"Rights Agreement"...........................................  Section 5.3(a)
"Schedule 14D-9".............................................  Section 5.3(b)
"SEC"........................................................  Section 5.1(b)
"Securities Act".............................................  Section 6.7(a)
"Significant Subsidiary".....................................  Section 6.1
"Stock Option Plans".........................................  Section 4.2(d)
"Stockholders Meeting".......................................  Section 8.3(a)
"Subsidiary".................................................  Section 11.8
"Surviving Corporation"......................................  Section 1.1
"Tax" or "Taxes".............................................  Section 6.10
"Tax Return".................................................  Section 6.10

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of April 8, 1997 (this "Agreement"), between THE PROCTER & GAMBLE COMPANY, an Ohio corporation ("Purchaser"), C.R. MACINTOSH, INC., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and TAMBRANDS INC., a Delaware corporation (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein.

  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined terms used herein not previously defined having the meanings as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

  1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 9 or at such other time, date or place as Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. Effective Time. If all the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause a Certificate of Merger meeting the requirements of Sections 103 and 251 of the DGCL to be properly executed and filed in accordance with such Sections on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

      Certificate of Incorporation and Bylaws of the Surviving Corporation

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time in the form attached hereto as Exhibit B shall be adopted as the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of Merger Sub as set forth in the Certificate of Incorporation shall be changed to Tambrands Inc.

  2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be adopted as the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

              Directors and Officers of the Surviving Corporation

  3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  3.2. Officers. The officers of the Company immediately prior to the Effective Time, together with such additions thereto as Merger Sub shall designate, shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

                      Effect of the Merger on Securities
                         of Merger Sub and the Company

  4.1. Merger Sub Stock. At the Effective Time, each share of common stock, $1.00 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $1.00 par value per share, of the Surviving Corporation.

  4.2. Company Securities.

  (a) At the Effective Time, each share of Common Stock, par value $.25 per share (the "Common Stock") of the Company, together with the associated Rights, issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company or owned or held by any of their respective Subsidiaries, all of which shall be canceled as provided in Section 4.2(c), and other than shares of Dissenting Common Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $50.00 per share, without interest (the "Merger Consideration"). Except where the context otherwise requires, all references herein to shares of Common Stock shall include the associated Rights.

  (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser, the Company and each of their respective Subsidiaries) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 4.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock or, with respect to shares of Dissenting Common Stock, payment of the appraised value of shares of Dissenting Common Stock in accordance with Section 4.5.

  (c) Each share of Common Stock issued and owned or held by Purchaser, Merger Sub, the Company or any of their respective Subsidiaries at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  (d) All options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any Company stock option plan (the "Stock Option Plans"), whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive, for each share of Common

Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. The amounts payable pursuant to this Section 4.2(d) shall be subject to all applicable withholding of taxes. The Company shall use its reasonable best efforts to obtain all necessary consents of the holders of Options to the cancellation of the Options in accordance with this
Section 4.2(d).

  4.3. Exchange of Certificates Representing Common Stock

  (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $100,000,000 and which is reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall, or shall cause the Surviving Corporation to, provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 4.2(a) and to make all payments in connection with the Options pursuant to Section 4.2(d), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."

  (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 4.

  (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this
Article 4 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon.

  (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying

Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

  4.4. Adjustment of Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

  4.5. Dissenting Company Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 4.5, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. The Company will give Purchaser prompt notice of any demands and withdrawals of such demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

  4.6. Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if Merger Sub, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding shares of Common Stock pursuant to the Offer, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE 5

                                   The Offer

  5.1 The Offer.

  (a) Subject to the provisions of this Agreement, Purchaser shall have the option, but not the obligation, at any time prior to the mailing of the Proxy Statement to the stockholders of the Company pursuant to Section 8.3(b) and provided Merger Sub has given the Company at least five business days' prior written notice thereof, to cause Merger Sub to commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), an offer to purchase all of the outstanding shares of Common Stock of the Company, together with the associated Rights, at a price per share equal to the Merger Consideration, net to the seller in cash (the "Offer"). Purchaser intends to cause the Offer to be commenced if Purchaser concludes that it is reasonably likely that the Offer can be completed before the Closing of the Merger. If Merger Sub so commences the Offer, the obligation of Merger Sub to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A. Subject to the provisions of this Agreement, the Offer shall expire 20 business days after the date of its commencement (provided that in no event shall the Offer expire earlier than 30 calendar days after the date of this Agreement), unless this Agreement is terminated in accordance with Article 10, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

  (b) Without the prior written consent of the Company, Merger Sub shall not
(i) waive the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend or modify any term or condition of the Offer (including the conditions set forth on Exhibit A) in any manner adverse to the holders of Common Stock. Notwithstanding anything herein to the contrary, Merger Sub may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (i) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) if all Offer conditions are satisfied or waived but the number of shares of Common Stock tendered is less than 90% of the then outstanding number of shares of Common Stock, for an aggregate period of not more than 10 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. So long as this Agreement is in effect and the Offer conditions have not been satisfied or waived, Merger Sub shall, and Purchaser shall cause Merger Sub to, cause the Offer not to expire. Subject to the terms and conditions of the Offer and this Agreement (but subject to the right of termination in accordance with Article 10), Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

  5.2. Actions by Purchaser and Merger Sub.

  (a) On the date of commencement of the Offer, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

  (b) Purchaser shall provide or cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

  5.3. Actions by the Company.

  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer (if made) and the Merger, determining that the Merger is advisable and that the terms of the Offer (if made) and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders and recommending that the Company's stockholders accept the Offer (if made) and approve the Merger and this Agreement, and (ii) taking all action necessary so that Section 203 of the DGCL and the Company's Rights Agreement, dated as of October 24, 1989, between the Company and First Chicago Trust Company of New York, as rights agent (the "Rights Agreement"), are and, through the Effective Time, will be inapplicable to, and have no adverse effect on, Purchaser and Merger Sub, the Offer, the Merger, this Agreement, or any of the transactions contemplated hereby. The Company further represents and warrants that the Board of Directors has received the written opinion of Morgan Stanley & Co. Inc. (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer (if made) and the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this Section 5.3(a). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in
Section 5.3(a) and shall disseminate the Schedule 14D-9 to the stockholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession or under their control.

  (d) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its reasonable best efforts to promptly take or cause such action to be taken.

  5.4. Directors.

  (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate bears to the number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall cause Purchaser's designees to be so elected; provided, however, that until the Effective Time, the Board of Directors will have at least one Continuing Director. At the request of Purchaser, the Company will use its reasonable best efforts to cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board, (ii) the board of directors of each Subsidiary and
(iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the
Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1.

  (b) Following the election or appointment of Purchaser's designees pursuant to this Section 5.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Purchaser (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                   ARTICLE 6

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Purchaser and Merger Sub as follows, except as specifically disclosed in the writing from the Company to Purchaser and Merger Sub that is dated the date of this Agreement and that is identified by the Company to Purchaser as the disclosure letter to this Agreement (the "Disclosure Letter"):

  6.1. Existence; Good Standing; Corporate Authority. Each of the Company and its Significant Subsidiaries (as such term is defined in Rule 1-02(w) of Regulation S-X of the Securities Act) is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect," it being understood and agreed that for the purpose of this Agreement, adverse events or circumstances which result from general economic conditions shall not constitute a Material Adverse Effect). Each of the Company and its Significant Subsidiaries has the requisite corporate power and authority in all material respects to own, operate and lease its properties and carry on its business as now conducted. The Company has heretofore delivered to Purchaser true and correct copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect.

  6.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock, if required by applicable law). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  6.3. Compliance with Laws. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  6.4. Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock. As of April 7, 1997, (a) 36,964,587 shares of Common Stock were issued and outstanding, (b) 36,964,587 shares of Common Stock were subject to Common Stock Purchase Rights ("Rights") issued pursuant to the Company's Rights Agreement, (c) Options to purchase an aggregate of 2,600,882 shares of Common Stock were outstanding, 2,600,882 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options and 2,506,802 shares were reserved for future grants under the Stock Option Plans, and there were no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, (d) 46,351 shares of Common Stock ("Restricted Stock") issued under the Company's 1989 Restricted Stock Plan were outstanding, (e) 6,583,351 shares of Common Stock were held by the Company in its treasury, and (f) no shares of Common Stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Company has no outstanding bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since January 1, 1997, the Company
(i) has not issued any shares of Common Stock other than (w) upon the exercise of Options, (x) the issuance of 14,011 shares of Restricted Stock under the Company's 1989 Restricted Stock Plan, (y) the issuance of 14,602 shares of Common Stock under the Company's savings plan and the 1991 Employee Stock

Purchase Plan and (z) pursuant to the terms of any compensation plan for the benefit of non-employee directors (the "Directors Plans"), representing in the aggregate, for the programs specified in clauses (w), (x), (y) and (z), no more than 33,753 shares of Common Stock, (ii) has granted Options to purchase an aggregate of 3,200 shares of Common Stock under the Stock Option Plans, and
(iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights and except as set forth in this Section 6.4 or in the Disclosure Letter, there are no other shares of capital stock of the Company, no securities of the Company convertible or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, other than outstanding Options, awards under the Company's 1989 Restricted Stock Plan, purchase rights under the 1991 Employee Stock Purchase Plan, or rights under the Directors Plans, there are no awards outstanding under the Stock Option Plans or the Company's 1989 Restricted Stock Plan or any other outstanding stock-related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Options or any Company Benefit Plan. Except as set forth in the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

  6.5. Subsidiaries. Except as set forth in the Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). The Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) to the knowledge of the Company, its authorized capital stock or share or equity capital; (iii) to the knowledge of the Company, the number of issued and outstanding shares of capital stock or share or equity capital; and (iv) to the knowledge of the Company, the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

  6.6. No Violation. Except as set forth in the Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws (or comparable constituent documents) of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and collectively, "Contracts"), except for any of the foregoing matters which individually or in the aggregate would not have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby; (iii) other than the filings provided for in
Section 1.3, the filings required
under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Disclosure Letter in response to this clause (iii), the other filings referred to in this clause (iii) and the Other Antitrust Filings and Consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, including, but only to the knowledge of the Company, any such consent, approval, authorization, declaration, filing or registration under any Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws") or any other Law of any foreign jurisdiction, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make individually or in the aggregate would not have a Material Adverse Effect; or (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not have a Material Adverse Effect.

  6.7. Company Reports; Offer Documents.

  (a) The Company has made available to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it for filing with the SEC since December 31, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of December 31, 1996 included in the Company Reports or (ii) liabilities and obligations incurred in the ordinary course of business since that date which individually or in the aggregate would not have a Material Adverse Effect.

  (b) None of the information contained in the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub specifically for inclusion in the Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

  6.8. Litigation. Except as set forth in the Disclosure Letter, there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, other than those which individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, to the knowledge of the Company, no Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for those investigations or reviews, which if adversely determined, individually or in the aggregate, would not have a Material Adverse Effect.

  6.9. Absence of Certain Changes. Except as set forth in the Disclosure Letter, since December 31, 1996, the Company and its Significant Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any Material Adverse Effect suffered by the Company or any of its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend (other than regular quarterly cash dividends at a rate not in excess of $.46 per share of Common Stock) or other distribution with respect to the capital stock of the Company or its Subsidiaries (other than wholly-owned Subsidiaries) or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (iii) any material change in accounting principles, practices or methods; (iv) any entry into or amendment of any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases in the ordinary course of business in accordance with the past practice of the Company; (v) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases in the ordinary course of business in accordance with the past practice of the Company; or (vi) any material revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable.

  6.10. Taxes. The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have a Material Adverse Effect. All material Taxes of the Company and its Subsidiaries which are (i) shown as due on such Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any Taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with generally accepted accounting principles. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, would individually or in the aggregate have a Material Adverse Effect. Except as set forth in the Disclosure Letter, the Company and each Subsidiary has withheld and paid over to the relevant Taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate would not have a Material Adverse Effect. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  6.11. Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries, other than agreements which have been satisfied in full (the "Employee Agreements") are set forth in the Disclosure Letter. True and complete copies of the Company Benefit Plans and the Employee Agreements have been made available to Purchaser. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such material liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect. Except as described in the Company Reports and except for matters which would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in the Disclosure Letter, (i) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and (ii) no payment or benefit which will or may be made by the Company, any of its Subsidiaries, or Purchaser or Merger Sub with respect to any employee will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

  6.12. Labor and Employment Matters. Except as set forth in the Disclosure Letter, (a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (b) except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries,
(ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company and its Subsidiaries each is in compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect.

  6.13. Brokers and Finders. Except for Morgan Stanley & Co. Inc. pursuant to an engagement letter, a true and complete copy of which has previously been delivered to Purchaser, no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

  6.14. Fairness Opinion. The Company has received the opinion of Morgan Stanley & Co. Inc., to the effect that, as of the date of this Agreement, the terms of the Offer (if made) and the Merger are fair from a financial point of view to the holders of Common Stock.

  6.15. Licenses and Permits. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have, and/or have caused to be maintained, all necessary licenses, permits, certificates of need, approvals and authorizations (collectively, "Permits") from all Governmental Entities required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which individually or in the aggregate would not have a Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances,
(b) there is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit, except for instances of any of the foregoing items (a) through (c) which individually or in the aggregate would not have a Material Adverse Effect.

  6.16. Environmental Compliance and Disclosure.

  (a) For the purposes of this Agreement:

    "Environmental Matters" means any matter arising out of, relating to, or resulting from, pollution, protection of the environment and human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise arising out of, resulting from, or relating to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs necessary to cause compliance with any and all Environmental Laws), investigation costs (including without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory law, common law cause of action or contractual obligation, including, without limitation, damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

    "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

    "Hazardous Materials" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, elements, forces, or chemicals that are regulated by, or may form the basis for liability under, any Environmental Laws.

  (b) Except as set forth in the Disclosure Letter and except for any matters which individually or in the aggregate would not have a Material Adverse Effect,

    (i) there are no Hazardous Materials in amounts required to be remediated under applicable Environmental Laws at, on, under or within any real property owned, leased or occupied by the Company or any of its Subsidiaries;

    (ii) there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened that are based on or relate to any Environmental Matters or the failure to have any Permits required to be obtained by the Company and each of its Subsidiaries under applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business;

    (iii) neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, nor in violation of any Environmental Laws;

    (iv) there are no underground storage tanks or surface impoundments at, on, under or within any of real property owned, leased or occupied by the Company or any of its Subsidiaries, or any portion thereof;

    (v) none of the Company or its Subsidiaries has received any notice asserting that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Materials;

    (vi) none of the Company or its Subsidiaries has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Materials or any other Environmental Matter; and

    (vii) there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions, or plans that may form the basis of any claim, action, suit, proceeding, hearing, investigation, or inquiry against or involving the Company nor any of its Subsidiaries allegedly or actually based on or related to any Environmental Matter or that is reasonably likely to require the Company or any of its Subsidiaries to incur any Environmental Costs.

  6.17. Material Contracts. The Disclosure Letter sets forth a list as of the date hereof of all (i) Contracts for borrowed money or guarantees thereof, other than Contracts entered into in the ordinary course of business consistent with the past practice of the Company involving less than $2,000,000 individually or $10,000,000 in the aggregate or Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company's wholly owned Subsidiaries, (ii) Contracts involving any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions (each a "Derivative" and collectively, "Derivatives"), other than Derivatives entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser, (iii) Contracts containing covenants by the Company or any Subsidiary restricting its ability or the ability of any of the affiliates of the Company or any of its Subsidiaries to engage in any line of business, (iv) Contracts to purchase materials, supplies or other assets, other than purchase orders entered into in the ordinary course of business consistent with the past practice of the Company and other Contracts involving obligations of less than $2,000,000 individually and $10,000,000 in the aggregate, (v) Contracts to purchase or acquire advertising or other product promotion or brand support other than spot orders purchased in the ordinary course of business or involving commitments by the Company of less than $1,000,000, (vi) Contracts with distributors, brokers or sales agents for the distribution of the products of the Company in any of the Key Jurisdictions identified as Category A Key Jurisdictions in the Disclosure Letter or in which the Company acts as distributor, broker or sales agent for others in any Key Jurisdiction, other than Contracts involving or likely to involve payments of less than $200,000 per year, (vii) Contracts entered into by the Company since January 1, 1986 and in which the Company's surviving liability (including indemnities) could reasonably be expected to exceed $1,000,000 and involving the sale or other disposition by the Company of one or more business units, divisions or entities (including former Subsidiaries), (viii) Contracts involving the investment, including by way of capital contribution, loan or advance, by the Company or any of its Subsidiaries of more than $1,000,000 in any other person, firm or entity (other than wholly-owned Subsidiaries), other than investments no longer owned by the Company or its Subsidiaries, (ix) other Contracts under which the obligation of the Company and its Subsidiaries is $1,000,000 or more, and (x) promotion Contracts in the United States with the Company's ten largest customers having a term of longer than three (3) months (all Contracts described in each of the categories (i) through (x) above, "Material Contracts"). For the purposes of this Agreement, "Key Jurisdiction" shall mean each of the countries identified as such in the Disclosure Letter. "Category A Key Jurisdiction" shall mean each of the countries identified as such in the Disclosure Letter. All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate have a Material Adverse Effect. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect.

  6.18. Intellectual Property Rights. Except as disclosed in the Disclosure Letter, (i) each of the Company and its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all of the Intellectual Property used by it in the conduct of its businesses as presently conducted, except where the absence of any thereof, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties which interference, infringement or misappropriation individually or in the aggregate would have a Material Adverse Effect. "Intellectual Property" means all patents, patent applications, trademarks, service marks, logos, trade names and corporate names, copyrights, computer software, management information systems and other intellectual property and proprietary rights.

  6.19. Required Vote of Company Stockholders. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. No greater or other vote of the stockholders of the Company is required by Law or the Certificate of Incorporation or By-Laws of the Company to adopt this Agreement and approve the Merger.

  6.20. Disclosures. This Agreement and the Disclosure Letter furnished by the Company or any of its Subsidiaries pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 7

          Representations and Warranties of Purchaser and Merger Sub

  Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

  7.1. Existence; Good Standing; Corporate Authority. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

  7.2. Authorization, Validity and Effect of Agreements. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as applicable, and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  7.3. Offer Documents. None of the information contained in the Offer Documents or any schedule thereto required to be filed with the SEC or in any amendment or supplement thereto will contain, on the date of filing with the SEC, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents or any schedule thereto required to be filed with the SEC or in any amendment or supplement thereto. None of the information supplied by Purchaser or Merger Sub specifically for inclusion in the Schedule 14D-9 will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  7.4. No Violation. Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Merger Sub or the Articles of Incorporation Regulations or By-Laws, in each case as amended, of Purchaser; (ii) other than the Regulatory Filings and pursuant to the Foreign Antitrust Laws, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby and (iii) violate any Laws applicable to Purchaser or Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

  7.5. Financing. At the consummation of the Offer and at the Effective Time, Purchaser will cause Merger Sub to have funds available to it sufficient to consummate the Offer and the Merger on the terms contemplated hereby.

  7.6. Brokers and Finders. No actions by Purchaser or Merger Sub or by anyone acting on behalf of either of them has given rise to any valid claim against the Company for any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby. Purchaser is to be solely responsible for any fee payable to Goldman, Sachs & Co. in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 8

                                   Covenants

  8.1. No Solicitation. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors to the Company or its stockholders after consultation with outside counsel to the Company, participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist, facilitate or encourage, any corporation, partnership, person or other entity or group (other than Purchaser or any affiliate or associate of Purchaser) concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or any division of any thereof (an "Alternative Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in connection with the Restructuring as contemplated by Section 8.2(c)(i)) and take the necessary steps to inform such parties of the obligations undertaken in this Section 8.1; provided, however, that nothing contained in this Section 8.1 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of outside counsel, may be required under applicable law. The Company will promptly notify Purchaser if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company and will promptly communicate to Purchaser the terms of any proposal or inquiry which it may receive in respect of any such transaction.

  8.2. Interim Operations.

  (a) From the date of this Agreement to the Effective Time, except as set forth in the Disclosure Letter or as otherwise required pursuant to this Agreement, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

    (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

    (ii) use its reasonable best efforts to preserve intact their business organizations and goodwill, to maintain in effect all existing qualifications, licenses, Permits, approvals and other authorizations referred to in Sections 6.1 and 6.15, to keep available the services of their officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with them, including through the payment of additional compensation reasonably acceptable to Purchaser to such distributors, brokers and sales agents reasonably calculated to maintain at least the current level of merchandising, distribution and shelving;

    (iii) promptly notify Purchaser upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement, the occurrence of any event that would cause any representation, warranty or covenant contained in this Agreement no longer to be true and correct in all material respects or any breach of the representations and warranties specified in Section 6.17(iii);

    (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement and any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof; and

    (v) deliver, within 20 business days after the end of each accounting month, monthly consolidated financial statements, in the same format as heretofore furnished to Purchaser, for the Company and its Subsidiaries for and as of the end of each such month.

  (b) From the date of this Agreement to the Effective Time, except as set forth in the Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

    (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

    (ii) except with respect to the issuance of treasury stock under the Company's savings plan, the Directors' Plans and the 1991 Employee Stock Purchase Plan in the ordinary course of business consistent with the terms of the governing documents, or where the documents do not govern such issuances, in accordance with the past practice of the Company representing in the aggregate no more than 40,000 shares of Common Stock, issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof and disclosed in the Disclosure Letter) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;

    (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof;

    (iv) grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan or restricted stock plan;

    (v) declare, set aside or pay any dividend (other than regular quarterly cash dividends at a rate not in excess of $.46 per share of Common Stock) or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary);

    (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

    (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale leaseback transaction) except for (i) the sale of inventory in the ordinary course of business, (ii) the disposition of assets pursuant to the Restructuring as contemplated by Section 8.2(c)(i) and (iii) other asset sales for fair value in the ordinary course of business provided that the proceeds of such other asset sales do not exceed $2,000,000 in any single transaction or $10,000,000 in the aggregate prior to the Effective Time;

    (viii) settle or compromise any pending or threatened Litigation without Purchaser's consent (which consent will not be unreasonably withheld or delayed), other than settlements (a) of product liability Litigation in the ordinary course of business consistent with the Company's past practice of settling similar product liability claims, provided, in the case of settlements of product liability Litigations in excess of $100,000 only (I) the Company has kept Purchaser reasonably apprised of the status of such Litigation and has provided Purchaser with reasonable advance notice of its intention to settle any such Litigation and (II) the settlement would not have a Material Adverse Effect, (b) of other Litigations which involve solely the payment of money (without admission of liability) not to exceed $200,000 in any one case and (c) of Tax Litigation, which is governed by paragraph (xiii);

    (ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (a) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (b) investments in cash and cash equivalents, (c) payroll and travel advances in the ordinary course of business, (d) investments in wholly owned Subsidiaries, and (e) the acquisition by the Company of the Minority JV Interest as contemplated by Section 8.2(c)(ii);

    (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's budget for capital expenditures, a true and complete copy of which has previously been delivered to Purchaser, or otherwise acquire assets having a value, in the aggregate, in excess of $500,000 not in the ordinary course of business;

    (xi) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes pursuant to the Company's existing credit facilities or commercial paper program as disclosed in the Disclosure Letter and except for the incurrence, assumption or creation of indebtedness in the ordinary course of business consistent with the past practice of the Company not exceeding $2,000,000 in any one instance or $10,000,000 in the aggregate at any one time outstanding; or amend in a manner materially adverse to the Company, any of the Company's existing credit facilities;

    (xii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company not exceeding $1,000,000 individually and $5,000,000 in the aggregate;

    (xiii) make any material Tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material income tax liability except, in each case, if Purchaser is given reasonable prior notice thereof;

    (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with the Company or the purchase of shares or assets of the Company;

    (xv) grant or amend any stock-related or performance awards;

    (xvi) except with respect to agreements which are terminable at will by the Company without any material penalty to the Company, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company;

    (xvii) adopt, amend or terminate any employee benefit plan or arrangement (except as expressly contemplated by this Agreement);

    (xviii) enter into (a) any agreements with distributors or sales agents other than agreements terminable without penalty on less than 30 days' notice, (b) any agreements to distribute products for others or which restrict the ability of the Company or its Subsidiaries or affiliates to compete or (c) any other agreements, other than agreements relating to product promotions, that would constitute Material Contracts; or amend any of the foregoing agreements as exist on the date hereof;

    (xix) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except in connection with the exercise of its fiduciary duties by the Board of Directors as set forth in Section 8.1 of this Agreement or in connection with the transactions contemplated under this Agreement;

    (xx) make any material changes in the type or amount of their insurance coverages;

    (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to the Purchaser, change any material accounting principles or practices used by the Company or its Subsidiaries;

    (xxii) effect any material change in the Company's advertising, product promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company;

    (xxiii) effect any material change in the Company's billing practices or sales terms, or cause a material acceleration or delay in the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company;

    (xxiv) enter into any Contracts for Derivatives, except for spot, option and forward Contracts entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser;

    (xxv) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company;

    (xxvi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any Significant Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Significant Subsidiary;

    (xxvii) take any action to cause the Common Stock to be delisted from the New York Stock Exchange prior to the completion of the Offer or (if no Offer is made) the Merger; or

    (xxviii) agree in writing or otherwise to take any of the foregoing actions.

  (c) The Company will use reasonable best efforts to (i) carry out its restructuring announced during the third quarter of fiscal 1996 as described in the Disclosure Letter (the "Restructuring") in a manner and on a schedule materially consistent with its plans as previously disclosed to Purchaser, including the sale of its manufacturing facilities in Rutland, Vermont and Tipperary, Ireland and (ii) to acquire, for a purchase price not to exceed $1,000,000 and on other terms reasonably acceptable to Purchaser, the minority interest (the "Minority JV Interest") held by its joint venture partner (Northeast No. 6 Pharmaceutical Factory of China) in the Company's Chinese joint venture subsidiary. At Purchaser's request, the Company will cooperate with Purchaser (including, by conducting mutual negotiations or by seeking declaratory relief) to minimize the possible impact on Purchaser and/or its Subsidiaries of any non-compete covenants to which the Company or any of its Subsidiaries or affiliates may be subject or may be parties following the Closing. The Company shall keep Purchaser reasonably apprised of the status of each of the matters referred to in this Section 8.2(c).

  8.3. Company Stockholder Approval; Proxy Statement.

  (a) Subject to Section 4.6, the Company shall (i) call a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the date of this Agreement, and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger through its Board of Directors. If Merger Sub purchases shares of Common Stock pursuant to the Offer prior to the mailing of the Proxy Statement, the record date for the Stockholders Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

  (b) The Company will, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement or, if applicable following the purchase by Merger Sub of shares of Common Stock pursuant to the Offer, an information statement (such proxy or information statement, and any amendments or supplements thereto, the "Proxy Statement"), with the SEC with respect to the Stockholders Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

  (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (d) Subject to the fiduciary duties of the Board of Directors as advised by counsel, the Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

  (e) Purchaser agrees, subject to applicable law, to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

  8.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Purchaser, and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and, if applicable, the Offer;
(b) cooperate and consult with one another in (i) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings, permitted to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "Consents") are required or, in the case of Other Antitrust Consents, permitted to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (x) all such Regulatory Filings and Consents as relate to Foreign Antitrust Laws (the "Other Antitrust Filings" and the "Other Antitrust Consents," respectively; collectively, the "Other Antitrust Filings and Consents") and (y) all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents (it being understood that the parties will make or seek to obtain all Other Antitrust Filings and Consents, whether mandatory or voluntary); and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Purchaser and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Offer and/or the Merger under the HSR Act or Foreign Antitrust Laws; provided that the foregoing shall not require Purchaser to take any action that could directly or indirectly (x) impose limitations on the ability of Purchaser or Merger Sub (or any of their affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Purchaser, Merger Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, in each case, conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect,
(y) restrict any future business activity by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, in each case, conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a

Material Adverse Effect, including, without limitation, requiring the prior consent of any Governmental Entity to future transactions by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries, or (z) otherwise adversely affect Purchaser, Merger Sub, the Company or any of their respective affiliates or Subsidiaries in a manner that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, in each case, conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

  8.5. Access to Information.

  (a) From the date of this Agreement to the Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give Purchaser and its authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 8.5 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby.

  (b) All such information and access shall be subject to the provisions of the letter agreement between Purchaser and the Company (the "Confidentiality Agreement") relating to the confidential treatment of "Information" (as defined therein).

  8.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Purchaser shall, subject to their respective legal obligations, obtain the prior consent of the other party (which consent will not be unreasonably withheld or delayed) before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any national securities exchange with respect thereto.

  8.7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger. Purchaser shall use reasonable best efforts to assist the Company in causing the condition specified in subsection (j) of Exhibit A not to exist at the time the Merger (and the purchase of Common Stock pursuant to the Offer, if applicable) is otherwise to be consummated (unless Purchaser waives such condition).

  8.8. Insurance; Indemnity.

  (a) For a period of six years after the Effective Time, Purchaser shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "Current Policies") on terms substantially no less advantageous to such parties than such Current Policies; provided, however, that Purchaser shall not be required, in order to maintain or procure such coverage, to pay annual premiums in excess of 200% of the aggregate annual premiums paid by the Company for the Current Policies during 1996 (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Purchaser shall only be required to obtain such coverage for such six-year period as can be obtained by paying annual premiums equal to the Cap.

  (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Company and after the Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

  (c) If the Merger shall have been consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Purchaser and any person or entity who was an officer, director or affiliate of Purchaser prior to the Effective Time against any Losses in connection with any Litigation arising out of or pertaining to any of the transactions contemplated by this Agreement.

  (d) If any Litigation described in paragraph (b) or (c) of this Section 8.8 (each, an "Action") arises or occurs, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the party seeking indemnification pursuant to paragraph (b) or (c) of this Section 8.8 (each, an "Indemnified Party"); provided that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

  8.9. Restructuring of Merger. Upon the mutual agreement of Purchaser and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of the Company into Purchaser, with Purchaser being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

  8.10. Employees and Employee Benefit Plans.

  (a) From and after the Effective Time, Purchaser shall cause the Surviving Corporation and any of its Subsidiaries to honor in accordance with their terms and the past practice of the Company all existing employment agreements and severance plans and agreements between the Company or any of its Subsidiaries, except as otherwise provided herein, and any officer, director, or employee of the Company or any of its Subsidiaries so long as such plans and agreements shall have been identified to Purchaser in the Disclosure Letter and to the extent such terms are in effect on the date hereof or as otherwise provided hereunder or in the Disclosure Letter. To the extent any such employment agreements or severance plans or agreements can be unilaterally amended by the Company, Purchaser agrees not to amend any such plan or agreement prior to the first anniversary of the Closing in a manner that will reduce or otherwise impair the benefits that would be payable thereunder to any employee who is covered thereby and who is terminated on or before the first anniversary of the Closing.

  (b) Prior to the earlier of the purchase of shares of Common Stock by Merger Sub pursuant to the Offer and the Effective Time (the "Acquisition Date"), the Company shall have taken all such action, including approval of the Board of Directors, as may be necessary in order to amend (i) the Pension Plan for the Employees of the Company and (ii) the Executive Severance Program in the manner set forth in the Disclosure Letter.

  (c) For a period of one year following the Closing, Purchaser will provide employees and former employees of the Company with benefits that, at Purchaser's sole option, are either (x) in the aggregate at least as favorable as the benefits they were entitled to receive immediately prior to the Closing or (y) generally the same as the benefits that Purchaser makes available to its employees generally, except that Purchaser shall provide severance benefits to employees in accordance with the provision of Section 8.10(a).

  (d) The Company will use its reasonable best efforts consistent with past practice to enforce any existing non-compete and confidentiality provisions contained in agreements with employees and former employees.

  (e) Effective as of the date hereof, the Company shall amend the 1991 Employee Stock Purchase Plan to preclude any increase in the level of contribution made by any eligible employee thereunder, whether by reason of commencing participation or increasing the level of contribution (other than increases as to which notification had been given prior to the date hereof).

  8.11 Transfer Taxes. Any liability for New York State Real Property Transfer Tax and similar real property transfer taxes and real property gains taxes imposed by any other state with respect to the transactions contemplated by this Agreement, together with applicable interest, penalties and additions thereto, if any, shall be paid or caused to be paid by the Purchaser.

                                   ARTICLE 9

                                  Conditions

  9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

    (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

    (c) If required by applicable law, this Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and By-laws.

  9.2. Additional Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger. Notwithstanding anything to the contrary contained herein, if the Offer shall not have been made or Merger Sub shall not have purchased any shares of Common Stock pursuant to the Offer, unless otherwise waived by Purchaser, Purchaser and Merger Sub shall not be required to effect the Merger, if at the time the Merger is otherwise to be effected, any of the conditions set forth in subsections (a) through (j) of Exhibit A exist or shall occur.

                                  ARTICLE 10

                        Termination; Amendment; Waiver

  10.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, if any, but prior to the Effective
Time:

    (a) by mutual written consent of the Board of Directors of the Company (subject to Section 5.4) and Purchaser;

    (b) by Purchaser or the Company:

      (i) if the Effective Time shall not have occurred on or before September 30, 1997 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; provided, further, that, to the extent the Company's cure period under paragraph (e) of Exhibit A would extend beyond such date, such date shall be extended by the additional length of the cure period; and provided, further, that if the Effective Time shall not occur on or before September 30, 1997 as a result of the existence or occurrence of the condition specified in subsection (j) of Exhibit A, at the option of the Company, such date shall be extended until November 15, 1997).

      (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court or other Governmental Entity of competent jurisdiction in the United States or any other Key Jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

      (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law;

    (c) by Purchaser upon (x) termination of the Offer as a result of the failure of the Minimum Condition at any time after all other conditions to the Offer set forth in Exhibit A shall have been satisfied or waived or (y) the failure of any condition specified in subsections (e) (other than to the extent it relates to a breach of the representations and warranties specified in Section 6.17(iii)), (f) or (g) of Exhibit A prior to Purchaser having purchased any shares of Common Stock under the Offer, regardless of whether the Offer is made (provided that the right to terminate this Agreement pursuant to this clause (c) shall not be available to Purchaser if Purchaser's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition);

    (d) by the Company, at any time prior to the earlier of (x) the purchase of shares of Common Stock by Merger Sub pursuant to the Offer and (y) the approval of the Merger by the stockholders of the Company in accordance with applicable law, if there is an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Offer and/or the Merger, and the Board of Directors determines, after consultation with Debevoise & Plimpton, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available (i) if the Company has breached in any material respect its obligations under
  Section 8.1, or (ii) if the Alternative Proposal is subject to a financing condition, unless the Board of Directors is of the opinion, after consultation with the Financial Advisor or another nationally recognized investment banking firm, that the Alternative Proposal is financeable, or
  (iii) if, prior to or concurrently with any purported termination pursuant to this Section 10.1(d), the Company shall not have paid the fees and expenses contemplated by Section 11.5, or (iv) if the Company has not provided Purchaser and Merger Sub with five business days' prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of such offer; and

    (e) by Purchaser if the Board of Directors of the Company shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Offer or the Merger, or shall have recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

  10.2. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 10.1 hereof, this Agreement, except for the provisions of Sections 8.5(b), 8.6 and 11.5, shall terminate, without any liability on the part of any party or its directors, officers or stockholders. Nothing herein shall relieve any party to this Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  10.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (subject to Section 5.4) and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

  10.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors (subject to Section 5.4) and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 11

                              General Provisions

  11.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

  11.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser or Merger Sub:         If to the Company:


The Procter & Gamble Company           Tambrands Inc.
One Procter & Gamble Plaza             777 Westchester Avenue
Cincinnati, OH 45202-3315              White Plains, NY 10604
Telephone: (513) 983-5940              Telephone: (914) 696-6000
Facsimile: (513) 983-4274              Facsimile: (914) 696-6761
Attention: Gary Hagopian,              Attention: General Counsel
     Vice President and
     General Counsel--
     North America

With a copy to:                        With a copy to:


Fried, Frank, Harris,                  Debevoise & Plimpton
Shriver & Jacobson                     875 Third Avenue
One New York Plaza                     New York, New York 10022
New York, New York 10004               Telephone: (212) 909-6000
Telephone: (212) 859-8000              Facsimile: (212) 909-6836
Facsimile: (212) 859-4000              Attention: Meredith M. Brown, Esq.
Attention: Stephen Fraidin, P.C.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  11.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including without limitation the right to make the Offer and/or to purchase shares of Common Stock in the Offer) to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 8.8 and 8.11, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  11.4. Entire Agreement. This Agreement, the Disclosure Letter, the Schedules, the Exhibits and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

  11.5 Fees and Expenses.

  (a) Except as provided in Section 11.5(b), whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that if this Agreement is terminated by the Purchaser or the Company other than in circumstances in which Section 11.5(b)(2) is applicable, the Purchaser shall (i) pay the Company $1,000,000 for reimbursement of expenses plus (ii) pay or reimburse the Company for the SEC filing fees relating to the Proxy Statement.

  (b) (1) To compensate Purchaser and its affiliates for entering into this Agreement and taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by Purchaser of other opportunities, the Company and Purchaser agree that the Company shall pay to Purchaser an aggregate amount equal to $50,000,000 less any amount due pursuant to paragraph (b)(2) below (the "Commitment Amount") if this Agreement is terminated (i) by the Company pursuant to Section 10.1(d); (ii) by Purchaser pursuant to Section 10.1(e) (unless the event described therein occurs solely as a result of Purchaser's willful breach in any material respect of its representations, warranties or obligations contained herein) or (iii) pursuant to Section 10.1(c) if the Minimum Condition shall not have been satisfied at the expiration date of the Offer or pursuant to Section 10.1(b)(iii), provided that in either case specified in this clause (iii)(x) prior to the time the Offer was terminated or otherwise expired or the time of the stockholders' meeting, as the case may be, an Alternative Proposal with a party other than Purchaser shall have been publicly announced or shall have become publicly known and (y) during the term of this Agreement or within six months after the termination of this Agreement, the Board of Directors recommends an Alternative Proposal with a party other than Purchaser or the Company enters into an agreement providing for an Alternative Proposal with a party other than Purchaser or an Alternative Proposal with a party other than Purchaser occurs.

  The Commitment Amount shall be payable (x) at the time of termination if such amount becomes payable pursuant to clause (i) above, (y) on the next business day following termination if such amount becomes payable pursuant to clause (ii) above, and (z) on the next business day following the earliest of the recommendation of an Alternative Proposal, the entering into of an agreement providing for an Alternative Proposal or the occurrence of an Alternative Proposal, if such amount becomes payable pursuant to clause (iii) above.

  (2) The Company shall reimburse Purchaser and its affiliates for the documented reasonable out-of-pocket expenses, not to exceed $10,000,000, of Purchaser and its affiliates incurred in connection with or arising out of the Offer, the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred, if this Agreement is terminated (i) by the

Company pursuant to Section 10.1(d); (ii) by Purchaser (x) pursuant to Section 10.1(e) (unless the event described therein occurs solely as a result of Purchaser's willful breach in any material respect of its representations, warranties or obligations contained herein) or (y) pursuant to Section 10.1(c) because of the failure of the condition set forth in paragraph (e) of Exhibit A, or (iii) pursuant to Section 10.1(c) if the Minimum Condition shall not have been satisfied at the expiration date of the Offer or pursuant to Section 10.1(b)(iii), provided that in either case specified in this clause (iii) (x) prior to the time the Offer was terminated or otherwise expired or the time of the stockholders' meeting, as the case may be, an Alternative Proposal with a party other than Purchaser shall have been publicly announced or otherwise shall have become publicly known and (y) during the term of this Agreement or within six months after the termination of this Agreement, the Board of Directors recommends an Alternative Proposal with a party other than Purchaser or the Company enters into an agreement providing for an Alternative Proposal with a party other than Purchaser or an Alternative Proposal with a party other than Purchaser occurs.

  (3) The Company acknowledges that the agreements contained in this Section 11.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 11.5(b) when due, the Company shall in addition thereto pay to Purchaser all costs and expenses (including, pursuant to Section 11.11(b), fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Purchaser at the prime rate of Citibank, N.A. as in effect from time to time during such period.

  11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

  11.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  11.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock, other than directors' qualifying shares, are beneficially owned by such other party. As used in this Agreement, the words "to the knowledge of the Company" shall mean the knowledge of the individuals specified in the Disclosure Letter.

  11.9. Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

  11.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  11.11. Enforcement of Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

  11.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Tambrands Inc.

                                              /s/ Edward T. Fogarty
                                          By:__________________________________
                                            Name: Edward T. Fogarty
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                          The Procter & Gamble Company

                                              /s/ John E. Pepper
                                          By: _________________________________
                                            Name: John E. Pepper
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                          C.R. Macintosh, Inc.

                                              /s/ C.C. Daly, Jr.
                                          By: _________________________________
                                            Name: C.C. Daly, Jr.
                                            Title: President and Treasurer

                                                                      EXHIBIT A

                            CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, unless otherwise waived by Purchaser, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur:

    (a) there shall have been instituted or pending or specifically threatened any litigation by any Governmental Entity which is related to the Merger or the Offer and which seeks to or, if successful, would (i) challenge or restrict the acquisition by Purchaser or Merger Sub (or any of its affiliates or Subsidiaries) of shares of Common Stock pursuant to the Offer or the Merger, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain damages in connection therewith, (ii) make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal or otherwise restrict or prohibit consummation of the Offer or the Merger, (iii) impose limitations on the ability of Purchaser or Merger Sub (or any of their Subsidiaries) effectively to acquire, operate or hold, or require Purchaser, Merger Sub or the Company or any of their respective Subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries conducted, in each case, in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect, (iv) impose limitations on the ability of Purchaser, Merger Sub or their Subsidiaries to exercise full rights of ownership of the shares of Common Stock acquired by it pursuant to the Offer or the Merger, including, without limitation, the right to vote the shares acquired by it on all matters properly presented to the stockholders of the Company, (v) restrict any future business activity by Purchaser, Merger Sub, the Company or any of their Subsidiaries that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries conducted, in each case, in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any Governmental Entity to future transactions by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries, or (vi) otherwise adversely affect Purchaser, Merger Sub, the Company or any of their respective affiliates or Subsidiaries in a manner that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries conducted, in each case, in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions, or (C) any three or more Category 2 and Category 3 Key Jurisdictions, or (II) is reasonably likely to have a Material Adverse Effect;

    (b) there shall have been promulgated or enacted by any Governmental Entity, any Law that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of subsection (a) above;

    (c) any of the Regulatory Filings or Consents (including the Other Antitrust Filings and Consents) shall not have been made or obtained, or any waiting period (whether requisite or voluntary) under any Foreign Antitrust Laws shall not have expired, in each case, to the extent that the failure to make or obtain such Regulatory Filings or Consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to materially adversely affect the business of the Company or its Subsidiaries conducted in (A) any Category 1 Key Jurisdiction, (B) any two or more Category 2 Key Jurisdictions or (C) any three or more Category 2 and Category 3 Key Jurisdictions;

    (d) this Agreement shall have been terminated in accordance with its terms;

    (e) (i) any of the representations or warranties made by the Company in this Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of Purchaser in relation to its decision to consummate the transactions contemplated hereby, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement, which untruth or inaccuracy or breach, in the case of clauses (i) or (ii), is not curable or, if curable, is not cured within 10 business days after written notice thereof has been given by Purchaser to the Company;

    (f) the Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Purchaser or Merger Sub or shall have withdrawn its recommendation of the Offer or the Merger or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing;

    (g) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Merger Sub, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Common Stock, or (ii) any person (other than Purchaser, Merger Sub or one or more of their affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company;

    (h) Purchaser shall have become aware of any fact relating to the Company or any of its Subsidiaries which Purchaser neither knew nor should have known as of the date of this Agreement, which has a Material Adverse Effect on the Company and its Subsidiaries; or

    (i) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange and national securities exchanges generally, (ii) a declaration of any general banking moratorium by federal or New York or Ohio state authorities or any suspension of payments in respect of money center banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by money center banks in the United States, (iii) a commencement of a war, armed hostilities or any other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any United States Governmental Entity on, or any other event which could materially affect, the extension of credit by banks or other United States financial institutions.

    (j) Any Designated Contract Provision shall be in effect and shall not have been resolved in a manner reasonably satisfactory to Purchaser. The term "Designated Contract Provision" shall mean the provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, which restricts the ability of any of the affiliates of the Company or any of its Subsidiaries to conduct business in a line of business in which Purchaser or any of its Subsidiaries is currently engaged; provided, however, that other than the Designated Contract Provisions specified in the second bullet point of Section 6.17
  (iii) of the Disclosure Letter, the provisions of the other Contracts specified in Section 6.17 (iii) of the Disclosure Letter which otherwise would constitute Designated Contract Provisions shall not be deemed Designated Contract Provisions for the purposes of this Agreement; and provided, further, that the provisions of Contracts not specified in
  Section 6.17 (iii) of the Disclosure Letter which otherwise constitute Designated Contract

  Provisions shall only be deemed Designated Contract Provisions for the purposes of this Agreement if within 2 business days after the date on which the Company notifies Purchaser of the existence of such Designated Contract Provisions (accompanied by a copy of such Contract (and the related Designated Contract Provisions)), Purchaser notifies the Company that in its reasonable judgment such Designated Contract Provision is, or is likely to be, adverse to Purchaser or any of its Subsidiaries.

  The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub with respect to the consummation of the Offer or the Merger (as applicable) regardless of the circumstances (including any action or inaction by Purchaser or the Company) giving rise to any such condition and may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time, provided, that the Minimum Condition may not be waived or modified without the prior written consent of the Company.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.

                                                                      EXHIBIT B

                         CERTIFICATE OF INCORPORATION

                                      OF

                             C.R. MACINTOSH, INC.

    Pursuant to Section 102 of the General Corporation Law of the State of
                                   Delaware

  The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

  FIRST: The name of the Corporation is C.R. MacIntosh, Inc.

  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD: the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

  FOURTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1000) shares of Common Stock, par value $1.00 per share.

  FIFTH: The name and mailing address of the Incorporator is as follows:

  Name                                    Mailing Address
  Gil A. Raviv                            Fried, Frank, Harris, Shriver &
                                           Jacobson
                                          One New York Plaza
                                          New York, New York 10004-1980

  SIXTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

  SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

  EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

  NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of April, 1997 and I affirm that the foregoing certificates is my act and deed and that the facts stated therein are true.

                                                     /s/ Gil A. Raviv
                                          _____________________________________
                                                Gil A. Raviv, Incorporator

                                                                        ANNEX B

                                MORGAN STANLEY

                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 BROADWAY
                           NEW YORK, NEW YORK 10636
                                (212) 761-4000

                                                                  April 8, 1997

Board of Directors
Tambrands Incorporated
777 Westchester Avenue
White Plains, NY 10604

Members of the Board:

  We understand that Tambrands Incorporated ("Tambrands" or the "Company"), Procter & Gamble Company ("Buyer" or "Procter & Gamble") and C.R. MacIntosh, Inc., a wholly owned subsidiary of Procter & Gamble, ("Merger Sub" or "C.R. MacIntosh") have entered into an Agreement and Plan of Merger, dated as of April 8, 1997 (the "Merger Agreement"), which provides, among other things, for the merger of C.R. MacIntosh with and into Tambrands (the "Merger"). Pursuant to the Merger, Tambrands will become a wholly owned subsidiary of Procter & Gamble and each outstanding share of common stock, par value $.25 per share (the "Common Stock") of Tambrands, other than shares held in treasury or held by Procter & Gamble or any affiliate of Procter & Gamble or as to which dissenters' rights have been perfected, will be converted into the right to receive $50.00 per share in cash (the "Merger Consideration"). The Agreement also provides that prior to the mailing of the proxy statement in connection with the Merger, Buyer may, at its option, commence an offer to purchase the Common Stock at a price per share equal to the Merger Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of the Company;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  (iii) analyzed certain financial projections prepared by the management of the Company;

  (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  (v) reviewed the reported prices and trading activity for the Common Stock;

  (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii) participated in discussions and negotiations among representatives of Tambrands and Procter & Gamble and their financial and legal advisors;

  (ix) reviewed the Merger Agreement and certain related documents; and

  (x) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In connection with the Merger, we were not authorized to conduct a broad sale process.

  We have acted as financial advisor to the Board of Directors of Tambrands in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Buyer and has received fees for the rendering of those services.

  It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

  Based on the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                    /s/ David J. Topper
                                          By: _________________________________
                                                      David J. Topper
                                                     Managing Director

                                                                        ANNEX C

SECTION 262 APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Sections 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Sections 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                  SPECIAL MEETING OF STOCKHOLDERS, JULY 2, 1997
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  [Tambrands Logo]              OF TAMBRANDS INC.




P R O X Y




    The undersigned hereby (a) appoints LILYAN H. AFFINITO, PAUL S. DOHERTY and HOWARD B. WENTZ, JR., and each of them, the proxies of the undersigned, with power of substitution to each, to vote all the shares of Common Stock of Tambrands Inc. (the "Company") that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 777 Westchester Avenue, White Plains, New York, on July 2, 1997 at 9:30 a.m., and at any adjournment thereof (the "Special Meeting"), on all matters coming before the Special Meeting as indicated on the reverse side hereof, and (b) if applicable, instructs Putnam Fiduciary Trust Company, as trustee (the "Trustee") of the Tambrands Savings Plan (the "Plan"), (i) to vote, in the manner indicated in this Proxy, all shares of Common Stock of the Company credited to the account of the undersigned as of May 28, 1997 under the Plan which the Trustee is entitled to vote at the Special Meeting, on all matters coming before the Special Meeting as indicated on the reverse side hereof and (ii) to appoint the foregoing proxies in accordance with clause (a) hereof to so vote such shares.

              PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

  (Continued on reverse side)

[ X ]  PLEASE MARK YOUR
       VOTE AS IN THIS
       EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF CONTRARY INSTRUCTIONS ARE NOT INDICATED,
THIS PROXY WILL BE VOTED FOR THE PROPOSED APPROVAL AND ADOPTION OF THE
AGREEMENT AND PLAN OF MERGER, EXCEPT THAT ANY SHARES CREDITED TO THE ACCOUNT OF THE UNDERSIGNED UNDER THE PLAN AS TO WHICH NO SPECIFIED INSTRUCTIONS ARE INDICATED ON THIS PROXY WILL BE VOTED IN THE SAME PROPORTION AS ALL OTHER SHARES HELD UNDER THE PLAN AS TO WHICH TIMELY INSTRUCTIONS HAVE BEEN RECEIVED ARE VOTED.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.
--------------------------------------------------------------------------------
1. Approval and adoption of the Agreement and Plan of Merger, dated as of April 8, 1997, by and among The Procter & Gamble Company, C.R. MacIntosh, Inc. and the Company.

                      FOR        AGAINST          ABSTAIN
                     [   ]        [   ]            [   ]

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment thereof.



--------------------------------------------------------------------------------
                                       Do you plan to attend the  [      ]
                                           Special Meeting?

                                       Please sign name(s) exactly as printed
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.


                                       ----------------------------------------


                                       ----------------------------------------
                                       SIGNATURE(S)                      DATE
PLEASE MARK, SIGN AND DATE THIS
PROXY AND RETURN IT PROMPTLY IN
THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                                                                      Exhibit 1

INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Shareholders
   Tambrands Inc.:

We have audited the accompanying consolidated balance sheets of Tambrands Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tambrands Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP


Stamford, Connecticut
January 23, 1997

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Tambrands Inc.:


Under date of January 23, 1997, we reported on the consolidated balance sheets of Tambrands Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the annual report on Form 10-K for the year 1996. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule as listed in Item 14(a)2 of the annual report on Form 10-K for the year 1996. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                         KPMG Peat Marwick LLP

                                         /s/ KPMG Peat Marwick LLP

Stamford, Connecticut
January 23, 1997

                                       2